    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 1997


                                                      REGISTRATION NO. 333-29463
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ------------------

                       INTERNATIONAL TOTAL SERVICES, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                   Ohio                                      4551                                   34-1264201
     (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
              INCORPORATION)                     CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NO.)

                                  Crown Centre
                               5005 Rockside Road
                            Independence, Ohio 44131
                                 (216) 642-4522
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ------------------

                               ROBERT A. WEITZEL
                       International Total Services, Inc.
                                  Crown Centre
                               5005 Rockside Road
                            Independence, Ohio 44131
                                 (216) 642-4522
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ------------------

                                   COPIES TO:

             ALBERT T. ADAMS, ESQ.                                THOMAS F. MCKEE, ESQ.
             Baker & Hostetler LLP                            Calfee, Halter & Griswold LLP
           3200 National City Center                         1400 McDonald Investment Center
             1900 East Ninth Street                                800 Superior Avenue
             Cleveland, Ohio 44114                                Cleveland, Ohio 44114
                 (216) 621-0200                                       (216) 622-8200

                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED AUGUST 28, 1997


                                2,825,000 SHARES

                                   [ITS LOGO]

                       INTERNATIONAL TOTAL SERVICES, INC.
                                 COMMON SHARES

     Of the 2,825,000 common shares, without par value (the "Common Shares"), offered hereby, 2,597,727 shares are being offered by International Total Services, Inc. ("ITS" or the "Company") and 227,273 shares are being offered by Robert A. Weitzel, the Company's Chief Executive Officer (the "Selling Shareholder"). See "Principal and Selling Shareholders."


     Prior to the Offering, there has been no public market for the Common Shares. It is currently anticipated that the initial public offering price per Common Share will be between $10.00 and $12.00. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Shares have been approved for inclusion in the Nasdaq National Market, subject to official notice of issuance, under the symbol "ITSW."



     Upon completion of the Offering, the Selling Shareholder and certain officers of the Company will collectively own approximately 53% of the outstanding Common Shares of the Company (approximately 49% if the Underwriters exercise the over-allotment option in full). Consequently, these persons will be able to determine the outcome of any matter subject to a vote of a majority of the Company's shareholders, including elections of directors.

                      ------------------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON SHARES.

                      ------------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

===============================================================================================
                                                                                  PROCEEDS
                             PRICE          UNDERWRITING        PROCEEDS           TO THE
                             TO THE        DISCOUNTS AND         TO THE           SELLING
                             PUBLIC        COMMISSIONS(1)    COMPANY(2)(3)      SHAREHOLDER
-----------------------------------------------------------------------------------------------
Per Share..............         $                $                 $                 $
-----------------------------------------------------------------------------------------------
Total(3)...............         $                $                 $                 $
===============================================================================================

(1) The Company and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Before deducting expenses, estimated at $1,200,000, payable by the Company.


(3) The Company has granted the Underwriters a 30-day option to purchase up to 423,750 additional Common Shares solely to cover over-allotments, if any. If that option is exercised in full, the Price to the Public, Underwriting
    Discounts and Commissions and proceeds to the Company will be $          ,
    $          , and $          , respectively.

     The Common Shares are offered by the Underwriters subject to receipt and acceptance of the shares by them. The Underwriters reserve the right to reject any orders, in whole or in part. It is expected that delivery of the Common Shares will be made against payment therefor at the offices of McDonald & Company Securities, Inc. or through the facilities of The Depository Trust
Company, on or about                , 1997.

MCDONALD & COMPANY                                 MORGAN KEEGAN & COMPANY, INC.
        SECURITIES, INC.

             The date of this Prospectus is                , 1997.

Photographs depicting ITS employees performing various services. Under the caption "Passenger Services," there is a photograph of an ITS employee driving an airport passenger cart with passengers aboard. Under the caption "Cabin Appearance," there is a photograph of an ITS employee inspecting an aircraft passenger compartment. Under the caption "Preboard Screening," there is a photograph of ITS employees manning a screening checkpoint. Under the caption "Gate/Underwing Operations," there is a photograph of ITS employees loading baggage onto a conveyor belt.


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Except when otherwise indicated, information in this Prospectus assumes a 12,892.62-for-1 share split of the Company's Common Shares effected immediately prior to the commencement of the Offering, and assumes no exercise of the Underwriters' over-allotment option. The Company's fiscal year ends on March 31, and its fiscal years are identified by reference to the calendar year in which they begin. For example, the fiscal year ended March 31, 1997 is referred to as "fiscal 1996."

                                  THE COMPANY


     ITS is a leading domestic provider of aviation security and other aviation services. The Company provides predeparture screening services for more than 60 U.S. and international carriers at more than 120 U.S. airports. ITS has used its predeparture screening business to establish a growing presence in the broader aviation services market and believes that it offers a wider array of services than its competitors in this market. Aviation services offered by ITS include skycap, baggage handling and aircraft cleaning services, and wheelchair and electric cart operations. The Company's security services extend beyond aviation security, and include the provision of commercial security services to government and business clients, hospitals, arenas and museums.



     ITS's revenues have grown at a compounded annual rate of 14.2% over the past five years, driven by growth in both aviation security and other aviation services as well as growth resulting from acquisitions. The Company has experienced significant revenue growth in its predeparture screening business, attributable primarily to the trend toward consolidation in this market and the Company's historic ability to pass on wage increases to customers. The Company's predeparture screening revenues have grown from $47 million to $58 million from 1994 through 1996, representing a 23% increase during that period. Aviation services have also accounted for substantial growth, as airlines have outsourced noncore services and have begun to consolidate their vendor base to a few leading vendors such as ITS. ITS believes that these consolidation and outsourcing trends will continue and that it can realize additional revenue growth by leveraging its established business presence and relationships to deliver a wide array of services to its clients at a very competitive overall cost. The Company's use of debt to finance this growth has resulted in significant increases in interest expense over the past three years. In light of the Company's debt service obligations, as well as the labor intensive nature of its business, the Company has historically operated with a working capital deficit. See "Business -- Growth Strategy -- Growth Through Acquisitions."



     ITS's growth strategy is premised on using its experience in recruiting, training, motivating and managing the large numbers of personnel needed to perform the labor-intensive, task-repetitive functions that its services require. The Company believes that it is well-positioned to realize significant growth for the following reasons:


     - Favorable growth prospects exist in the markets for aviation services and commercial security services.

     - The Company enjoys strong market position and administrative support from its significant aviation and security experience, extensive market breadth and competitive cost structure.

     - Management is able to exploit the Company's aviation and security experience to capture revenue in related service segments such as general aviation services and commercial security.

     - The economies of scale resulting from the Company's use of its existing administrative resources support internal growth and acquisitions.

     The Company intends to grow internally and through acquisitions. The Company expects internal growth will be generated by using the Company's established business base as a platform for expanding the services it provides at existing airport and commercial security locations and for developing new service locations. The Company intends to target acquisition candidates that will add geographic scope to its existing businesses, broaden its service offerings and expand its client base. ITS made two acquisitions of aviation security contracts and four acquisitions of commercial security contracts in fiscal 1996 that have contributed an aggregate of approximately $11.9 million in annual revenues and have improved profitability. In addition, in April 1997, the Company acquired service contracts from Intex Aviation Services, Inc. ("Intex"). Intex provided a variety of aviation services, including baggage handling, lavatory and water services, de-icing services and aircraft cleaning and ground support services. On a pro forma basis for the year ended December 31, 1996, the contracts acquired from Intex generated revenues of approximately $32.3 million. See "Pro Forma Financial Data" and "Management's Discussion and Analysis of Results of Operations and Financial Condition."

     The Company's executive offices are located at Crown Centre, 5005 Rockside Road, Independence, Ohio 44131, and its telephone number is (216) 642-4522.

                                  THE OFFERING

Common Shares offered......  2,825,000

  By the Company(1)........  2,597,727

  By the Selling
  Shareholder..............    227,273


Common Shares outstanding
  after the
  Offering(1)(2)...........  6,238,744


Use of Proceeds............  The Company intends to use the net proceeds from the Offering: (i) to pay approximately $14.0 million of outstanding indebtedness, consisting of
                             (a) approximately $11.0 million outstanding under a revolving line of credit with the Company's senior lender, which matures on March 31, 1999 and bears interest at the lender's prime rate plus 1 1/2% per annum; and (b) $3 million of subordinated notes payable to an unrelated lender, which mature on November 25, 2001 and bear interest at an annual rate of 20%; and (ii) for general corporate purposes, including working capital to support the Company's growth, and for possible acquisitions.


Nasdaq National
  Market Symbol............  ITSW

---------------
(1) Does not include 423,750 Common Shares that may be sold by the Company if the over-allotment option granted by the Company to the Underwriters is exercised in full.

(2) Does not include 267,015 Common Shares reserved for issuance under the Company's Long Term Incentive Plan or the 15,000 Common Shares reserved for issuance to the Company's Independent Directors upon completion of the Offering. See "Management -- Long Term Incentive Plan" and "-- Compensation of Directors."

                      SUMMARY FINANCIAL AND OPERATING DATA
  (AMOUNTS IN THOUSANDS, EXCEPT SHARES, PER-SHARE AMOUNTS AND OPERATING DATA)

                                                        YEAR ENDED MARCH 31,
                             --------------------------------------------------------------------------      THREE MONTHS ENDED
                                                                                          1997                    JUNE 30,
                                                                                 ----------------------    ----------------------
                               1993         1994         1995         1996        ACTUAL      PRO FORMA      1996         1997
                             ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
STATEMENT OF OPERATIONS
  DATA:
  Revenues.................. $  68,230    $  78,173    $  92,654    $  95,463    $ 115,242    $156,404     $  24,106    $  38,364
  Cost of revenues..........    56,180       66,103       79,981       81,341       98,338     132,417        20,475       31,824
  Gross profit..............    12,050       12,070       12,673       14,122       16,904      23,987         3,631        6,540
  General and administrative
    expenses................    11,916       11,075       12,655       11,603       13,334      16,449         2,772        4,639
  Operating income..........       134          995           18        2,519        3,570       7,538           859        1,901
  Interest expense (income)
    net.....................        22           34          188          523          637         637            99          414
  Income (loss) before
    income taxes............       112          961         (170)       1,996        2,933       6,901           760        1,487
  Income taxes(2)...........       109        1,035          548          958        1,237       2,898           318          634
  Net income (loss)......... $       3    $     (74)   $    (718)   $   1,038    $   1,696    $  4,003     $     442    $     853
  Net income (loss) per
    share................... $       0    $   (0.01)   $   (0.12)   $    0.18    $    0.33    $   0.79     $    0.07    $    0.23
  Supplemental pro forma net
    income(3)...............                                                     $   2,136    $  4,443                  $   1,098
  Supplemental pro forma net
    income per share(3).....                                                     $    0.35    $   0.73                  $    0.22
  Weighted average common
    and common equivalent
    shares.................. 6,446,310    6,446,310    6,292,976    5,775,880    5,089,480    5,089,480    5,945,022    3,654,985

OPERATING DATA (AT PERIOD
  END):
  Number of employees.......     8,121        9,006        9,863        9,914       10,690      12,690         9,984       12,618

                                                                                                             JUNE 30, 1997
                                                               AT MARCH 31,                             ------------------------
                                       -------------------------------------------------------------                     AS
                                         1993         1994         1995         1996         1997        ACTUAL      ADJUSTED(5)
                                       ---------    ---------    ---------    ---------    ---------    ---------    -----------
BALANCE SHEET DATA:
  Cash and cash equivalents.........   $   1,108    $     769    $   1,267    $   1,873    $   1,452    $   1,711      $14,781
  Working capital (deficit).........      (2,004)      (1,351)      (4,425)      (2,951)         324        1,338       16,808
  Total assets......................      12,222       14,843       20,295       20,892       27,001       34,470       47,540
  Short-term bank debt and current
    maturities of long-term
    obligations.....................         236          875        5,658        4,806        2,521        2,464           64
  Long-term obligations, net of
    current maturities(4)...........           0            0          152          164        7,556       10,755           87
  Retained earnings.................       3,752        3,678        2,961        3,998        2,784        3,637        3,637
  Shareholders' equity..............       4,347        4,273        3,139        3,978        3,195        4,025       29,424

---------------

(1) Pro forma statement of operations data give effect to the Intex acquisition as if it had occurred on April 1, 1996. See "Pro Forma Financial Data."

(2) No provision (benefit) has been provided for the portion of operating income resulting from the profit (loss) of International Transport Security, Inc. ("Transport"), a corporation under common ownership with the Company, which had operated as an "S" corporation prior to its dissolution in March 1996. See Note A to Consolidated Financial Statements explaining the relationship of Transport with the Company.

(3) The supplemental pro forma net income and net income per share data reflect the issuance of shares necessary to repay certain indebtedness and the related reduction in interest expense and increase in net income. See Note A of Notes to the Consolidated Financial Statements.

(4) Includes amounts due under revolving credit facility, subordinated debt, capital lease obligations and other long-term debt.

(5) As adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom at an assumed initial public offering price of $11.00 per share (the midpoint of the estimated initial public offering price range). See "Use of Proceeds."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should consider carefully the following factors in evaluating an investment in the Common Shares offered by this Prospectus.

DEPENDENCE ON AVIATION INDUSTRY

     The Company's success is largely dependent on continuing demand for the Company's services to passenger airlines. That demand is driven by domestic air travel volume and by the travel volume experienced by, and the financial condition of, the particular air carriers that choose ITS as a service provider. Although the volume of air travel has grown significantly in the past ten years, the aviation industry historically has been highly cyclical. Because the Company's typical billing arrangements are based on the number of hours of service provided or flights serviced by the Company, a significant industry downturn or financial difficulties experienced by particular airline clients could have a material adverse effect on the volume of services provided. Additionally, the financial condition of particular airline clients can have a material impact on the prices that they are willing to pay for the Company's services. Consolidation in the airline industry also could result in the Company losing contracts. Outsourcing by U.S. airlines of an increasing number of nonflight services has increased the demand for the Company's services, but there can be no assurance that this trend will continue or not be reversed. In addition, the trend by airlines to select a limited number of vendors to provide all or a large part of their predeparture screening and other services may not continue and, if it does continue, there can be no assurance that the Company will continue to provide the same volume of services which it currently provides. See "Business -- Aviation Services."

DEPENDENCE ON KEY PERSONNEL

     The Company's success will depend in part on the continued service of its key employees, including, among others, Robert A. Weitzel, its Chief Executive Officer, James O. Singer, President and Chief Operating Officer, Robert A. Swartz, Vice President and Chief Financial Officer, and Scott E. Brewer, Vice President and General Counsel. The loss of one or more of the Company's key employees could have a material adverse effect on the Company. As the Company continues to grow, it will need to recruit and retain additional qualified management personnel, and there can be no assurance that the Company will be able to do so. See "Management."

RISKS ASSOCIATED WITH MANAGING A GROWING BUSINESS

     ITS has rapidly expanded its operations in the past several years. This growth has placed demands on its management, administrative, operating and financial resources. The Company's planned continued growth may place a significant strain on the Company's resources and the Company's future success may be dependent on its ability to augment its senior management team with talented people. Several members of the Company's senior management team have assumed their current positions since the beginning of fiscal 1996. There can be no assurance that the Company will continue to attract and retain adequate management personnel or be able to implement enhancements to its management systems and adapt those systems to respond to changes in its business. See "Business -- Management and Reporting Systems."

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     An important element of the Company's growth strategy is the pursuit of acquisitions. Acquisitions involve a number of risks, including potentially adverse short-term effects on the Company's reported operating results, potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, diversion of management's attention, dependence on retention, hiring and training of key personnel, and risks associated with unanticipated problems or liabilities and amortization of goodwill and an acquired company's intangible assets, some or all of which could have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company will be able to identify, acquire, integrate or profitably manage acquisitions without substantial costs, delays or other problems. In addition, there can be no assurance that acquired businesses will achieve or maintain revenue and profitability levels that justify the investment therein. In addition, the Company's use of debt to finance its growth has resulted in significant increases in interest expense over the past three years. In light of the Company's debt service obligations, as well as the labor intensive nature of its business, the Company has historically operated with a working capital deficit. See "Business -- Growth Strategy -- Growth Through Acquisitions."


POTENTIAL LOSS OF INTEX CONTRACTS

     The Company acquired substantially all of the contracts and goodwill of Intex in April 1997. Prior to the acquisition, Intex lost a number of contracts to provide cargo and mail services to Delta Airlines. The Company believes that negative publicity relating to an alleged mail theft operation at Atlanta's Hartsfield International Airport, which included certain former Intex employees, may have contributed to the loss of these contracts. Since the date of the acquisition, Intex has lost contracts that generated approximately $2.5 million in annual revenue. The Intex asset purchase agreement provides for a purchase price adjustment based upon a multiple of monthly revenues on the acquired contracts for the period from April 1, 1997 to June 30, 1997. There can be no assurance that additional contracts held by Intex prior to the acquisition and assumed by the Company will not be terminated subsequent to the end of the purchase price adjustment period. The loss of significant additional contracts related to Intex's business could have a material adverse effect on the Company's business, results of operations and financial condition. See "Pro Forma Financial Data" and "Management's Discussion and Analysis of Results of Operations and Financial Condition."

RELATIONSHIPS WITH CUSTOMERS

     ITS derives a significant portion of its revenues from relatively few clients. In fiscal 1996, Continental Airlines, Inc., United Air Lines, Inc., Delta Air Lines, Inc., Southwest Airlines Co., US Airways, Inc. and Trans World Airlines, Inc. together accounted for approximately 56% of the Company's revenues. During fiscal 1994, 1995 and 1996, the Company's ten largest clients accounted for an aggregate of approximately 80%, 71% and 69%, respectively, of the Company's revenues. The Company's contracts with its clients, consistent with general industry practice, are generally for one to three year terms but are terminable by either party on 30 to 90 days' notice. The Company has provided services to each of its five largest clients during each of the past five years. While the Company believes that relationships with its customers are generally satisfactory, it believes that its relationships with certain major airlines are unsatisfactory. The quality of relationships with particular customers varies from time to time as a result of customer perceptions of the relative quality of the Company's services, the presence or absence of performance problems and changes in personnel at the Company and at its major customers. There can be no assurance that one or more major clients will not terminate, elect to renegotiate or decide not to renew a Company contract or that the Company will not lose the opportunity to provide services at one or more client locations.

LOSS OF CONTRACTS

     Over the past two fiscal years, the Company has lost contracts to provide screening services at a number of major airports, including Los Angeles, San Francisco, Phoenix, Minneapolis, Detroit, Boston and Ontario, California, because of customer dissatisfaction with the Company's services at these locations. The Company believes that the factors contributing to the lost contracts varied from location to location, and included problems with responsiveness and the quality of local management, as well as security breaches at several of the Company's predeparture screening checkpoints. The Company continues to provide services including, in some cases, screening services, at each of these locations. Most of the contracts lost by the Company were controlled by two airline customers who together represented approximately 16.7%, 23.7% and 23.2% of the Company's revenues in 1996, 1995 and 1994, respectively. The lost contracts accounted for an aggregate of $232,000 in pre-tax earnings. The Company recognizes the need to improve its relationships with these customers, and is making efforts to accomplish this objective. These efforts include the addition of a new Chief Operating Officer with established relationships with several major airlines, and efforts to improve the quality of local and district management personnel. The loss of one or more major clients or of significant service sites may have a material adverse effect on the Company. See "Business -- Customers and Contract Terms."

IMPACT OF NEGATIVE PUBLICITY

     The Company's business is subject to public scrutiny and, consequently, can be materially affected by negative publicity or negative public reaction with respect to the Company's policies or operations or the actions of its employees. The Company has experienced negative publicity from time to time, including publicity arising from security breaches at predeparture screening checkpoints in Albany, New York and San Jose, California (as a consequence of which the Company lost several predeparture screening contracts); an incident involving theft by a former employee in Tampa, Florida; and a checkpoint security test failure at an airport in Islip, New York. Future negative publicity could have a material adverse effect on the Company's business, results of operations and financial condition.

PROBLEMS WITH LOCAL MANAGEMENT SYSTEMS AND CONTROLS

     The nature of the Company's operations requires it to maintain local management systems and controls sufficient to identify and prevent regulatory violations, theft or other illegal activities by employees and billing irregularities at its locations. The Company's large, low-wage workforce and high turnover rates increase the difficulties associated with establishing and maintaining effective management controls at the local level. The Company has experienced control-related problems at various locations involving employees' compliance with regulatory requirements regarding training records and background checks, and involving employee theft. Some of these incidents have had a material adverse effect on customer relationships and have led to the termination of client contracts. For example, the failure of a local manager to conduct proper background checks led to the loss of contracts, which had generated annual revenue of $1.3 million, to provide predeparture screening services at the airport in Ontario, California. Because of the nature of the Company's business, there can be no assurance that control-related problems will not arise in the future. See "Business -- Workforce Management."

LIMITED HISTORY OF PROFITABLE OPERATIONS

     Although ITS had net income of $1.7 million and $1.0 million for fiscal 1996 and fiscal 1995, respectively, the Company had net losses of $718,000 and $74,000 for fiscal 1994 and 1993, respectively. There can be no assurance that the Company's business strategies will be successful or that the Company will be able to achieve consistent revenue growth or profitability on a quarterly or annual basis. The Company may experience significant fluctuations in future operating results as a result of a number of factors, including the costs associated with future acquisitions, the profitability of acquired operations, changes in the regulatory environment, and increased competition in the industries the Company serves.

COMPETITION

     The Company believes that its aviation security, other aviation services and commercial security clients view price as the overriding consideration in vendor selection and retention. Other important considerations include the quality of services provided, the geographic availability of services and the range of services available. The Company competes with outsourcing companies, specialized contract service providers and its clients' and potential clients' internal service staffs. While substantial consolidation is occurring in the predeparture screening market, the markets for other aviation services and commercial security services remain highly fragmented, with limited barriers to entry.

     Certain of the Company's competitors and potential competitors have significantly greater financial resources and larger operations than the Company, and may therefore be better situated to take advantage of expansion opportunities arising from industry consolidation trends. The Company expects that the level of competition that it faces will remain high or increase in the future, and there can be no assurance that the Company will continue to compete successfully. See "Business -- Competition and Marketing."

EMPLOYEE TURNOVER


     The Company's business is very labor intensive and is characterized by high rates of personnel turnover, continuous training requirements and periodic shortages of personnel in some markets. During each of the past three fiscal years, the Company's employee turnover rate has been approximately 100%. A higher turnover rate among the Company's employees would increase the Company's recruiting and training costs and may adversely affect productivity. If the Company were unable to recruit and retain sufficient personnel, it would be forced to limit its growth or possibly reduce the scope of its operations. Because employee turnover is inherent in the nature of its business, ITS allocates significant resources to recruiting potential employees. Each applicant must complete an interview and a written application that includes inquiry concerning prior criminal convictions. In addition, FAA regulations require that each applicant provide proof of citizenship or resident alien status, and each applicant is subject to a five- or ten-year background verification, depending upon the position, and pre-employment drug screen. For persons with unescorted access to secured areas, a criminal background verification procedure, which is conducted by the Federal Bureau of Investigation, is triggered by any 12-month gap in employment history that can not be explained through independent verification. The Company's policy is not to hire applicants whose criminal background checks reveal prior criminal convictions. The Company believes that it operates its business in substantial compliance with applicable FAA regulatory requirements, including those relating to background verification. The Company from time to time must increase its wage rates and employee benefits in order to attract and retain sufficient qualified employees. Because the Company may not always be able to have its clients absorb the attendant additional costs, these increases can adversely affect the Company's financial performance. See "Business -- Workforce Management."


FAILURE TO MEET PERFORMANCE REQUIREMENTS

     The Company's success will depend on its ability to continue to meet the performance requirements set by its clients and the government agencies that regulate them. The Company is subject to random periodic testing by the Federal Aviation Administration (the "FAA") with regard to adherence to regulations relating to predeparture screening and passenger profiling, hiring practices (including background checks, drug testing, training and employee file maintenance), baggage handling, aircraft security, and document verification. The services provided by the Company require it to train and manage effectively low wage workforces with high turnover rates. From time to time, the Company has failed to meet test standards or a client's service expectations at a particular location, and, like its competitors, has had contracts terminated because of customer dissatisfaction with various aspects of its performance. The risk of contract termination as a result of actual or perceived service failures is enhanced by the substantial publicity that, because of public concern over airline security issues, often attends errors in the provision of screening services. Failure to meet test or other performance standards may result in the loss of a contract or service location or the Company's license to perform services, and any such loss could have a material adverse effect on the Company's reputation, business, results of operations and financial condition. See "Business -- Aviation Services" and "-- Government Regulation."

EMPLOYEE-RELATED COSTS AND CLAIMS EXPOSURE

     The Company is required to pay unemployment insurance premiums and workers' compensation benefits for its employees in the United States. Any increase in the cost of unemployment insurance or workers' compensation benefits could adversely affect the Company's profitability. The Company is self-insured for the first $250,000 of each workers' compensation claim and the first $200,000 of each liability claim and, accordingly, establishes reserves for future claims and payments. During fiscal 1996, the Company also implemented a medical insurance program covering substantially all of its hourly workers. That program provides medical benefits to eligible employees with minimal employee contribution. The program provides employees with maximum annual benefits of $10,000, for which the Company is self-insured and, accordingly, establishes reserves for future claims and payments. The Company has only recently established this program, and has less experience on which to base its judgments concerning reserve levels than it does with respect to its workers' compensation and liability self-insurance programs. There can be no assurance that the Company's actual workers' compensation, liability or medical insurance claims will not exceed the amount of the Company's reserves. Furthermore, there can be no assurance that the Company will be able to pass along to its clients any increased costs related to unemployment, workers' compensation and medical claims. See "Business -- Workforce Management."

GOVERNMENT REGULATION

     Aviation security matters affecting airports and passenger airlines are subject to regulation by the FAA and foreign governmental agencies. Demand for the Company's predeparture screening, passenger profiling and various other services is significantly affected by applicable regulatory requirements and security directives issued by governmental authorities. Typically, these authorities react to terrorist or other criminal activity, or threats of such activity, in a manner that increases the demand for the Company's aviation security services. That demand can thereafter diminish as the perceived threat diminishes. In addition, there can be no assurance that applicable regulations will not be changed generally in a manner that would affect adversely the demand for the Company's services. In the Federal Aviation Reauthorization Act of 1996, Congress directed the FAA, among other things, to develop and implement certification procedures for providers of predeparture screening services. The FAA has issued an Advance Notice of Proposed Rulemaking, soliciting comment on a number of issues relating to the certification of screening companies, but has not promulgated any proposed rules concerning implementation of the certification directive. The Company is unable to predict the nature and extent of any such regulations or their potential impact on its business. Major U.S. airlines have considered the creation of a nationwide nonprofit security corporation, funded by the airlines, to handle airport security. Any trend toward the relaxation of aviation security measures or a shift in responsibility for aviation security functions could have a material adverse effect on the Company's business, results of operations or financial condition. In addition, the Company currently has licenses to operate in several of the major international airports in Western Europe where licenses are required. The loss of or failure to obtain a license to operate in one or more airports is likely to result in the loss of, or the inability to compete for, a major contract. See "Business -- Government Regulation."

LIABILITIES FOR CLIENT AND EMPLOYEE ACTIONS AND OTHER CLAIMS

     Because the Company's employees function in public facilities and in the workplaces of other businesses, the Company is exposed to possible claims by its clients' customers and employees of discrimination, harassment, negligence, and similar claims. The Company is subject to liability for the acts or negligence of its employees while on assignment that cause personal injury or damages and to claims of misuse of client proprietary information or theft of client property. As a provider of security services, the Company faces potential liability for claims that may arise from any terrorist activity occurring in circumstances associated with the Company. Although the Company maintains insurance coverage against such potential liabilities, any such claim against the Company might exceed the amount of such insurance coverage or fall outside the type of activities covered by such insurance. Any of these situations could have a material adverse effect on the Company's business, results of operations or financial condition. See "Business -- Workforce Management" and "-- Legal Proceedings."

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS


     The Company experiences quarterly variations in revenues and operating income as a result of various factors, including the timing of commencement of new contracts, changes in its revenue mix, the timing of additional selling, general and administrative expenses incurred to support new business, the seasonality of air travel and the effect of acquisitions. The Company's revenues are typically based on the number of hours of service provided by the Company or the number of flights serviced. Thus, decreases in air travel generally result in lower revenues for the Company. While the effects of seasonality on ITS's business often are obscured by the timing of the addition of new clients and the performance of new services for existing clients, revenues and operating income typically are at their lowest levels in the first and fourth quarters of the fiscal year. During fiscal 1996, operating income for the first and fourth quarters amounted to $865,000 and $436,000, respectively, or 24.2% and 12.2% of total operating income for the fiscal year. During fiscal 1995, operating income for the first and fourth quarters amounted to $593,000 and $414,000, respectively, or 23.5% and 16.4% of total operating income for the fiscal year. This reflects lower levels of air travel during these periods and certain additional expenses, such as annual unemployment insurance premiums, that become payable with the commencement of a new calendar year. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Quarterly Results and Seasonality."

LACK OF CASH DIVIDENDS

     The Company does not expect to pay any cash dividends on the Common Shares in the foreseeable future. Any cash otherwise available for such dividends will be reinvested in the Company's business. In addition, the Company's ability to pay cash dividends is limited by the terms of its revolving line of credit from its senior lender. See "Dividend Policy."

GRANT OF SECURITY INTERESTS

     The Company has granted security interests in substantially all of its assets to its senior lender under a revolving line of credit. In the event of a default on the secured indebtedness (whether as a result of the failure to comply with a payment or other covenant, a cross-default, or otherwise), the lender could attempt to foreclose on the Company's assets. Any such attempt would be likely to have a material adverse effect on the Company's financial condition and on the value of the Common Shares.

CONTROL BY PRINCIPAL SHAREHOLDER

     Immediately following the Offering, Robert A. Weitzel will beneficially own approximately 51% of the outstanding Common Shares (approximately 48% if the Underwriters' over-allotment option is exercised in full). As a result, Mr. Weitzel will continue to exercise substantial influence over the election of the Board of Directors and over other matters requiring shareholder approval. This concentration of voting power may also have the effect of delaying or preventing a change in control of the Company. See "Management," "Principal and Selling Shareholders" and "Description of Capital Shares."

NO PRIOR PUBLIC MARKET FOR COMMON SHARES; POTENTIAL VOLATILITY OF SHARE PRICE

     Prior to the Offering, there has been no public market for the Common Shares, and there can be no assurance that an active trading market will develop or be sustained after the Offering. The initial public offering price will be determined through negotiation between the Company and the Representatives of the Underwriters based on various considerations and may not be indicative of the price at which the Common Shares will trade after the Offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the Common Shares may be volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of new services offered by the Company or its competitors, developments with respect to conditions and trends in the industries served by the Company, governmental regulation, changes in estimates by securities analysts of the Company's future financial performance, general market conditions and other factors. In addition, the stock markets have from time to time experienced significant price and volume fluctuations that have adversely affected the market prices of securities of companies for reasons often unrelated to their operating performance.

SHARES ELIGIBLE FOR FUTURE SALE


     No prediction can be made as to the effect, if any, that future sales, or the availability of Common Shares for future sale, by the Company or by its executive officers, directors and current shareholders will have on the market price of the Common Shares prevailing from time to time. Sales of substantial amounts of Common Shares (including shares issued on the exercise of options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Shares. The Company and its directors, officers and current shareholders have agreed not to sell, offer for sale, or otherwise dispose of any Common Shares for a period of 180 days from the date of this Prospectus without the prior written consent of McDonald & Company Securities, Inc. Upon expiration of this period, an aggregate of 64,462 Common Shares will be eligible for sale in the public market without restriction. An additional 3,276,180 Common Shares will be eligible for resale by existing shareholders, subject to the volume and manner of sale limitations imposed by Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The Company expects to file, within 180 days after the Offering, a registration statement covering the issuance of shares underlying share options granted under the Company's Long Term Incentive Plan. See "Shares Eligible for Future Sale."

CERTAIN ANTI-TAKEOVER PROVISIONS

     Chapter 1704 of the Ohio Revised Code prohibits certain transactions, including mergers, sales of assets and similar corporate transactions involving Ohio corporations and holders of 10% or more of their voting shares, unless certain advance approvals are obtained or certain other conditions are met.
Section 1701.831 of the Ohio Revised Code imposes certain advance notice and shareholder approval requirements with respect to voting share acquisitions that cross the 20%, 33 1/3% and 50% of voting shares thresholds. Section 1707.041 of the Ohio Revised Code imposes advance filing and notice requirements with respect to certain tender offers and invitations for tenders for more than 10% of the outstanding common shares of certain Ohio corporations. The Company's Articles of Incorporation authorize the Company's Board of Directors, without action by the shareholders, to specify the terms of and to issue preferred shares of the Company. These restraints, requirements and authorizations, and the substantial percentage of Common Shares that Mr. Weitzel will hold following the Offering, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. See "Description of Capital Shares."

IMMEDIATE AND SUBSTANTIAL DILUTION


     At June 30, 1997, the Company had a net tangible book value deficit of $(1.60) per share. Purchasers of Common Shares in the Offering will incur immediate and substantial dilution of $7.90 in the net tangible book value per Common Share, assuming an initial public offering price of $11.00 per share (the midpoint of the estimated initial offering price range). The net tangible book value deficit before the offering approximated $5.8 million, and the net tangible book value following the offering is expected to approximate $19.3 million. Accordingly, investors will have paid 100% of the Company's total net tangible book value after the offering and will have an ownership interest in the Company, at June 30, 1997, of approximately 41.6%. See "Dilution."


FORWARD-LOOKING STATEMENTS

     This Prospectus contains statements that constitute forward-looking statements. Those statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to: (i) the declaration or payment of dividends; (ii) potential acquisitions by the Company; (iii) the use of the proceeds of the Offering; (iv) the Company's financing plans; and (v) trends affecting the Company's financial condition or results of operations.

     Prospective investors are cautioned that any such forward-looking statement is not a guarantee of future performance and involves risks and uncertainties, and that actual results may differ materially from those in the forward-looking statement as a result of various factors. The accompanying information contained in this Prospectus, including, without limitation, the information set forth above and the information under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations," identifies important factors that could cause such differences. With respect to any such forward-looking statement that includes a statement of its underlying assumptions or bases, the Company cautions that, while it believes such assumptions or bases to be reasonable and has formed them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material depending on the circumstances. When, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the 2,597,727 Common Shares offered by the Company are estimated to be approximately $25.4 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, assuming an initial public offering price of $11.00 per share (the midpoint of the estimated initial offering price range).

     The Company intends to use the net proceeds from the Offering: (i) to pay approximately $14.0 million of outstanding indebtedness, consisting of (a) approximately $11.0 million outstanding under a revolving line of credit with the Company's senior lender, which matures on March 31, 1999 and bears interest at the lender's prime rate plus 1 1/2% per annum, and (b) $3.0 million of subordinated notes payable to an unrelated lender, which mature on November 25, 2001 and bear interest at an annual rate of 20%; and (ii) for general corporate purposes, including working capital to support the Company's growth and for possible acquisitions. The Company used approximately $1.2 million of the proceeds of the subordinated notes to purchase 2,002,727 of the Company's Common Shares from a former shareholder and approximately $1.4 million of the subordinated notes to acquire certain security contracts from JJ Protective Services, Inc. in November 1996. The remainder of the proceeds of the subordinated notes was used for working capital.

     Although the Company regularly evaluates possible acquisition opportunities, it is not currently engaged in any negotiations and is not a party to any agreement, letter of intent or other arrangement regarding any material acquisition. Pending the use of proceeds as described above, the net proceeds will be invested in short-term, interest-bearing, investment grade securities. See "Business -- Growth Strategy -- Growth Through Acquisitions."

                                DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Shares. The Company does not anticipate paying cash dividends on its Common Shares in the foreseeable future because it intends to retain its earnings to finance the expansion of its business and for general corporate purposes. The declaration and payment of any dividends will be at the discretion of the Company's Board and will depend on, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends and other factors considered relevant by the Board. The Company's current credit arrangements prohibit the payment of dividends. The credit arrangements anticipated to be entered into after the Offering will permit the payment of dividends, subject to certain restrictions. See "Management's Discussion and Analysis of Financial Condition and Result of Operations -- Liquidity and Capital Resources."

                                    DILUTION

     The pro forma net tangible book value of the Company as of June 30, 1997 was a deficit of $(5,834,162) or $(1.60) per share. The net tangible book value per Common Share represents the amount of the Company's shareholders' equity, less intangible assets, divided by the 3,653,910 Common Shares outstanding at that date.

     Net tangible book value dilution per Common Share represents the difference between the amount per share paid by purchasers of the 2,825,000 Common Shares in the Offering and the pro forma net tangible book value per Common Share immediately after completion of the Offering. After giving effect to the sale by the Company of the 2,597,727 Common Shares offered hereby, at an assumed initial public offering price of $11.00 per share (the midpoint of the estimated initial offering price range) and after deduction of underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value of the Company as of June 30, 1997 would have been approximately $19,366,000 or $3.10 per share. This represents an immediate increase in pro forma net tangible book value of $4.70 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $7.90 per share to purchasers of Common Shares in the Offering, as illustrated in the following table:

    Assumed initial public offering price per share....................             $11.00
         Pro forma net tangible book value per share at June 30,
          1997.........................................................  $(1.60)
         Increase per share attributable to new investors..............  $ 4.70
                                                                         ------
    Pro forma net tangible book value per share after the Offering.....             $ 3.10
                                                                                    ------
    Net tangible book value dilution per share to new investors........             $ 7.90
                                                                                    ======

     The following table sets forth, on a pro forma basis as of June 30, 1997, the differences between the number of Common Shares purchased from the Company, the effective cash contributed and the average price per share paid by existing shareholders and by new investors purchasing Common Shares in the Offering at the assumed initial public offering price of $11.00 per share (the midpoint of the estimated initial offering price range):

                                                                          TOTAL CONSIDERATION
                                     SHARES PURCHASED         --------------------------------------------
                                 ------------------------                                    AVERAGE PRICE
                                  NUMBER       PERCENTAGE       AMOUNT        PERCENTAGE       PER SHARE
                                 ---------     ----------     -----------     ----------     -------------
Existing shareholders(1).......  3,653,910        58.4%       $    44,000          0.2%         $  0.01
New investors..................  2,597,727        41.6%       $28,575,000         99.8%         $ 11.00
                                 ---------                                       -----
                                 6,251,637                                       100.0%

---------------

(1) The number of shares shown excludes an aggregate of 282,015 Common Shares reserved for issuance under the Company's option plans, 215,262 of which are expected to be subject to options to be awarded in connection with the Offering. See "Management -- Compensation of Directors" and "-- Long Term Incentive Plan." Sales of Common Shares by the Selling Shareholder in the Offering will reduce the number of Common Shares held by existing shareholders to approximately 3,426,637 shares, or 54.8% of the total shares outstanding, and will increase the number of shares held by new investors to 2,825,000, or 45.2% of the total shares outstanding.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1997, as adjusted to give effect to the sale by the Company of the 2,597,727 Common Shares offered by the Company, assuming an initial public offering price of $11.00 per share (the midpoint of the estimated initial public offering price range) and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds." This table should be read in conjunction with the Pro Forma Financial Data and the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.


                                                                            JUNE 30, 1997
                                                                       -----------------------
                                                                       ACTUAL      AS ADJUSTED
                                                                       -------     -----------
                                                                       (DOLLARS IN THOUSANDS)
Short-term debt and current maturities of long-term debt.............  $ 2,464       $    64
                                                                       =======       =======
Long-term debt, net of current maturities(1).........................   10,755            87
                                                                       -------       -------
Shareholders' equity
  Preferred shares, without par value; 5,000,000 shares authorized;
     none issued or outstanding......................................
  Common shares, without par value, 20,000,000 shares authorized;
     3,653,910 shares issued and outstanding and 6,251,637 issued and
     outstanding as adjusted(2)......................................       37            63
  Additional paid-in capital(2)......................................      450        25,823
  Retained earnings..................................................    3,637         3,637
  Cumulative translation adjustments.................................      (99)          (99)
                                                                       -------       -------
          Total shareholders' equity.................................    4,025        29,424
                                                                       -------       -------
          Total capitalization.......................................  $14,780       $29,511
                                                                       =======       =======


---------------

(1) Consists of a revolving bank debt of $7,668 and subordinated debt of $3,000, all of which is being repaid from the proceeds of the Offering, and $87 of capital lease obligations and other long-term debt.

(2) Excludes an aggregate of 282,015 Common Shares issuable pursuant to options to be awarded to certain officers under the Company's Long Term Incentive Plan and to certain directors in connection with the Offering. See "Management -- Employment Contracts" and "-- Compensation of Directors."

                            PRO FORMA FINANCIAL DATA
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     The following sets forth an Unaudited Pro Forma Combined Income Statement giving effect to the Intex acquisition (as described under "Business -- Growth Strategy -- Growth Through Acquisitions"). The historical information in this pro forma statement for the Company is for the year ended March 31, 1997; historical information for Intex is for the year ended December 31, 1996. The Company's Unaudited Pro Forma Combined Income Statement presents the effects of the acquisition as if it had been consummated at the beginning of the periods presented. The Unaudited Pro Forma Combined Income Statement of the Company is presented for illustrative purposes only and does not purport to present the results of operations of the Company had the Intex acquisition occurred on the dates indicated, nor is it necessarily indicative of results of operations that may be expected in the future.


     The pro forma adjustments relating to the acquisition represent the Company's preliminary determinations of purchase accounting adjustments based upon available information and certain assumptions the Company considers reasonable under the circumstances.

     An Unaudited Pro Forma Combined Balance Sheet is not presented since the acquisition is reflected in the Company's consolidated historical balance sheet as of June 30, 1997 included in this filing.

     The following unaudited pro forma combined financial information should be read in conjunction with the more detailed information, including the Financial Statements and Notes thereto, included elsewhere in this Prospectus.


                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT



                                   YEAR ENDED

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                          ITS                 INTEX           ADJUSTMENTS FOR     ADJUSTED
                                     MARCH 31, 1997     DECEMBER 31, 1996       ACQUISITION       PRO FORMA
                                     --------------     -----------------     ---------------     ---------
Operating Revenues.................    $  115,242            $41,162                     (1)      $ 156,404
                                                                                         (1)
Cost of Operating Revenues.........        98,338             35,877               (1,798)(2)       132,417
                                        ---------            -------               ------         ---------
Gross Profit.......................        16,904              5,285                1,798            23,987
General and Administrative
  Expenses.........................        13,334              3,192                 (377)(3)        16,449
                                                                                      384(4a)
                                                                                      (84)(4b)
                                        ---------            -------               ------         ---------
Operating Profit...................         3,570              2,093                1,875             7,538
Interest Expense -- net............           637                533                 (533)(5)           637
                                        ---------            -------               ------         ---------
Earnings Before Income Taxes.......         2,933              1,560                2,408             6,901
Income Taxes.......................         1,237                 40                1,621(6)          2,898
                                        ---------            -------               ------         ---------
Net Earnings.......................    $    1,696            $ 1,520              $   787         $   4,003
                                        =========            =======               ======         =========
Weighted Average Number Of
  Shares Outstanding...............     5,089,480             11,250                  n/a         5,089,480
                                        ---------            -------               ------         ---------
Earnings Per Share(7)..............    $     0.33            $135.07                  n/a         $    0.79
                                        =========            =======               ======         =========

---------------

1. Adjustments have not been made to reflect operating revenues and cost of operating revenues associated with contracts lost by Intex during 1996, amounting to $9.6 million and $8.7 million, respectively, or for contracts representing $2.5 million in annual revenues lost since April 1997.


2. Represents a reduction in Intex's historical costs for workers' compensation, liability insurance, medical insurance and personnel relations to conform them to the cost structure associated with the Company's programs.

3. Represents a reduction in compensation expense associated with the elimination of certain salaries paid to Intex officers not employed by the Company subsequent to the acquisition.

4a. Represents the additional depreciation and amortization costs to be charged to expense after allocation of the purchase price in the Intex acquisition as follows:

          - amortization of service contracts (5 years)...........................    $  115
          - depreciation of furniture and fixtures (5 years)......................        10
          - amortization of goodwill (20 years)...................................    $  259
                                                                                      ------
                                                                                      $  384
                                                                                      ======
4b. Elimination of Intex's historical depreciation................................    $   84
                                                                                      ======

5. Represents the reduction of interest expense for interest on Intex debt not assumed with the contract acquisition.

6. Represents an adjustment to the historical provision for income taxes to reflect the application of the Company's estimated effective tax rate of 42% after giving effect to the foregoing adjustments and to make a provision for income taxes of Intex, which had previously operated as an S corporation.

7. Earnings per share are computed by dividing net earnings, after giving effect to preferred dividend requirements, by the weighted average number of shares outstanding.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
  (AMOUNTS IN THOUSANDS, EXCEPT SHARES, PER SHARE AMOUNTS AND OPERATING DATA)

     The selected financial data of the Company for the years ended March 31, 1995, March 31, 1996 and March 31, 1997 are derived from audited financial statements. These financial statements and the notes thereto appear elsewhere in this Prospectus. The selected financial data of the Company for the three months ended June 30, 1997, the three months ended June 30, 1996 and the years ended March 31, 1993 and March 31, 1994 have been derived from unaudited financial statements. Those unaudited financial statements include all adjustments, consisting only of normal recurring accruals, which the Company considers necessary for a fair presentation of its financial position and results of operations for those periods. The data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, Use of Proceeds, Pro Forma Financial Data and the Consolidated Financial Statements and the notes thereto, and the other financial information included elsewhere in this Prospectus.

                                               YEAR ENDED MARCH 31,                      THREE MONTHS    THREE MONTHS
                             ---------------------------------------------------------       ENDED           ENDED
                               1993        1994        1995        1996        1997      JUNE 30, 1996   JUNE 30, 1997
                             ---------   ---------   ---------   ---------   ---------   -------------   -------------
STATEMENT OF OPERATIONS
  DATA:
  Revenues.................  $  68,230   $  78,173   $  92,654   $  95,463   $ 115,242     $  24,106       $  38,364
  Cost of revenues.........     56,180      66,103      79,981      81,341      98,338        20,475          31,824
                              --------    --------    --------    --------    --------      --------        --------
  Gross profit.............     12,050      12,070      12,673      14,122      16,904         3,631           6,540
  General and
    administrative
    expenses...............     11,916      11,075      12,655      11,603      13,334         2,772           4,639
                              --------    --------    --------    --------    --------      --------        --------
  Operating income.........        134         995          18       2,519       3,570           859           1,901
  Interest expense (income)
    net....................         22          34         188         523         637            99             414
                              --------    --------    --------    --------    --------      --------        --------
  Income (loss) before
    income taxes...........        112         961        (170)      1,996       2,933           760           1,487
  Income taxes(2)..........        109       1,035         548         958       1,237           318             634
                              --------    --------    --------    --------    --------      --------        --------
    Net income (loss)......  $       3   $     (74)  $    (718)  $   1,038   $   1,696     $     442       $     853
                              ========    ========    ========    ========    ========      ========        ========
  Net income (loss) per
    share..................  $    0.00   $   (0.01)  $   (0.11)  $    0.18   $    0.33     $     .07       $    0.23
  Supplemental Pro Forma
    Net Income.............                                                  $   2,136                     $   1,098
  Supplemental Pro Forma
    Net Income Per Share...                                                  $    0.35                     $    0.22
  Weighted average common
    and common equivalent
    shares.................  6,446,310   6,446,310   6,292,976   5,775,880   5,089,480     5,945,022       3,654,985
OPERATING DATA (AT PERIOD
  END):
  Number of employees......      8,121       9,006       9,863       9,914      10,690         9,984          12,618

                                                                 MARCH 31,                           THREE MONTHS
                                         ---------------------------------------------------------       ENDED
                                           1993        1994        1995        1996        1997      JUNE 30, 1997
                                         ---------   ---------   ---------   ---------   ---------   -------------
BALANCE SHEET DATA:
  Cash and cash equivalents............  $   1,108   $     769   $   1,267   $   1,873   $   1,452     $     1,711
  Working capital (deficit)............     (2,004)     (1,351)     (4,425)     (2,951)        324           1,338
  Total assets.........................     12,222      14,843      20,295      20,892      27,001          34,470
  Short-term bank debt and current
    maturities of long-term debt.......        236         875       5,658       4,806       2,521           2,464
  Long-term obligations, net of current
    maturities(3)......................          0           0         152         164       7,556          10,755
  Retained earnings....................      3,752       3,678       2,961       3,998       2,784           3,637
  Shareholder's equity.................      4,347       4,273       3,139       3,978       3,195           4,025

---------------
(1) The supplemental pro forma net income and net income per share reflect the issuance of shares necessary to repay certain indebtedness and the related reduction in interest expense and increase in net income. See Note A of Notes to the Consolidated Financial Statements.

(2) No provision (benefit) has been provided for the portion of operating income resulting from the profit (loss) of International Transport Security, Inc., a corporation under common ownership with the Company, which had operated as an "S" corporation. See Note A to Consolidated Financial Statements explaining the relationship of Transport with the Company.

(3) Includes amounts due under revolving credit facility, subordinated debt, capital lease obligations and other long-term debt.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     ITS provides aviation security, ramp and ground handling and passenger services, and commercial security services. The Company's revenues have grown from $68.2 million in fiscal 1992 to $115.2 million in fiscal 1996, reflecting a compound annual growth rate of 14.2%. The growth for fiscal 1993, 1994, 1995 and 1996 was 15.3%, 17.8%, 3.0% and 20.7%, respectively.

     The gross margins associated with airline security services typically have been lower than the gross margins associated with other airline services, reflecting the maturity of the market for airline security services and the intensity of price competition in that market. While airline security services have long been outsourced, airlines have only recently begun to outsource many other services. Consequently, the market for these other services is more fragmented and less mature than the market for airline security services. The Company anticipates that, as the airline services market matures, gross margins will experience compression as a result of increasing competition in the market and the increasing importance of cost considerations to the airlines that outsource these services.

     The Company's services are provided under contracts that typically have terms of from one to three years but are cancelable by either party on 30 to 90 days' notice. Although contract terms vary significantly, clients generally pay at an hourly rate for services provided. Certain services, such as aircraft lavatory cleaning, are billed on a flat fee for service basis, and certain others are billed at a fixed monthly rate. The Company recognizes revenues as the related services are performed.

     Prior to fiscal 1995, ITS's strategy included using technological innovation to drive the growth of its business, and the Company made research and development expenditures of approximately $500,000 in support of this strategy. In recognition of the importance of cost considerations in customer purchasing decisions, the Company in fiscal 1995 determined to reduce its cost structure in order to enhance its competitive position. As a consequence of this decision, ITS made several important operational changes that contributed to a significant improvement in its financial results. These changes included reductions in corporate headquarters staff and executive compensation of approximately $500,000, the development of divisional budgeting systems and the implementation of compensation programs tied to the achievement of budgeted performance levels. The Company also made efforts to enhance its management and control systems in order to improve accounts receivable collection and streamline its purchasing arrangements.

     Acquisitions played an important role in the Company's revenue and earnings growth during fiscal 1996, and they are expected to remain an important component of ITS's growth strategy during future periods. ITS seeks acquisition candidates that will add geographic coverage to the Company's existing businesses, broaden its service offerings and expand its customer base. The Company's recent acquisitions have involved the purchase of service contracts and property and equipment related to those contracts, but not the liabilities associated with the sellers' businesses. Management believes that the acquisition of service contracts, rather than of stock or of assets unrelated to those contracts, significantly reduces the cost of integrating acquired operations.

     In fiscal 1996, ITS completed six acquisitions of service contracts, all of which were accounted for under the purchase method, and their operations are reflected in ITS's consolidated financial statements for all periods subsequent to the date of the acquisition. All of these acquisitions involved providers of airline security or commercial security services. These acquisitions contributed approximately $11.9 million in total revenues during fiscal 1996. In addition, in April 1997, the Company acquired service contracts from Intex Aviation Services. Intex did not provide security services; instead, it provided a variety of other aviation services, including baggage handling, lavatory and water services, de-icing services and aircraft cleaning and ground support services. For the year ended December 31, 1996, Intex recognized revenues of approximately $32.3 million from the contracts acquired by ITS. Intex's operations are not reflected in the Company's consolidated financial statements for fiscal 1996. See "Pro Forma Financial Data."

RESULTS OF OPERATIONS

     The following table sets forth Statement of Operations data as a percentage of revenues for the periods indicated:

                                                                                       THREE MONTHS
                                                                                          ENDED
                                                   MARCH 31,   MARCH 31,   MARCH 31,     JUNE 30,
                                                     1995        1996        1997          1997
                                                   ---------   ---------   ---------   ------------
    Revenues.....................................    100.0%      100.0%      100.0%        100.0%
    Gross profit.................................     13.7        14.8        14.7          17.0
    Selling, general and administrative
      expenses...................................     13.7        12.2        11.6          12.1
                                                     -----       -----       -----         -----
    Operating income (loss)......................      0.0         2.6         3.1           4.9
    Interest expense.............................      0.2         0.5         0.5           1.0
                                                     -----       -----       -----         -----
    Income (loss) before income taxes............     (0.2)        2.1         2.6           3.9
    Income taxes.................................      0.6         1.0         1.1           1.7
                                                     -----       -----       -----         -----
    Net income (loss)............................     (0.8)%       1.1%        1.5%          2.2
                                                     =====       =====       =====         =====

  Three Months Ended June 30, 1997 Compared to Three Months Ended June 30, 1996

     Revenues. Revenues for the three months ended June 30, 1997 increased by $14.4 million, or 60.0%, as compared to the three months ended June 30, 1996. This increase is attributable to an increase in revenues from the six acquisitions that were completed during fiscal 1996 and the Intex acquisition, and from the addition of continuous bag search that was implemented by the FAA during fiscal 1996 as well as increased revenues from passing along to customers the U.S. minimum wage increase commencing October 1, 1996 and an increase in revenues from existing customers for aircraft cleaning and ground handling. Of the $14.4 million increase in revenues, $10.4 million was attributable to the acquisitions, $1.5 million to continuous bag search, $1.5 million to the minimum wage increase and $1.0 million from aircraft cleaning and ground handling.

     Gross profit. Gross profit was $6.5 million for the three months ended June 30, 1997 compared to $3.6 million in the three months ended June 30, 1996, an increase of $2.9 million, or 80.2%. Measured as a percentage of net sales, gross profit margins increased to 17.0% in 1997 from 15.1% in 1996. Approximately $2.6 million of the increase reflects the impact of higher margin contracts (primarily resulting from the Intex acquisition). Decreases in worker's compensation and liability insurance rates based on cost reduction measures and a favorable claims history also contributed to the gross profit margin increase.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the three months ended June 30, 1997 were $4.6 million compared to $2.7 million in the prior year, an increase of $1.8 million, or 67.2%, primarily in connection with the acquisitions referred to above. Measured as a percentage of net sales, these expenses were 12.7% in 1997 and 11.5% in 1996, an increase of only 5.2%, because of the Company's focus on increasing revenues without a proportionate increase in corporate expenses.

     Interest Expenses. Interest expenses increased in the three months ended June 30, 1997 to $414,000 from $98,000 in the prior year because of an increase in the amount of debt outstanding exclusively as a result of the acquisitions.

     Income Taxes. The Company's consolidated effective income tax rate in the three months ended June 30, 1997 was 42.6% as compared to 41.8% in the prior year. The Company's effective tax rate will vary from period to period depending on the breakdown of earnings among the various operating subsidiaries and the treatment of such items by the relevant tax authorities and income tax effects deferred from prior periods.

     Net Income. As a result of the foregoing, the Company's net income increased to $853,000 in the three months ended June 30, 1997 compared to $442,000 in the prior year, an increase of $411,000, or 93%.

  Year Ended March 31, 1997 Compared to Year Ended March 31, 1996

     Revenues. Revenues in fiscal 1996 increased by $19.8 million, or 20.7%, as compared to fiscal 1995. This increase is attributable to an increase in revenues from the six acquisitions that were completed during the year, and from the addition of continuous bag search services that were required by the FAA during the year, as well as increased revenues from passing along to customers the U.S. minimum wage increase commencing October 1, 1996 and an increase in revenues from existing customers for aircraft cleaning and ground handling. Of the $19.8 million increase in revenues, $11.9 million was attributable to the acquisitions ($9.1 million in predeparture screening and $2.8 million in industrial security), $4.2 million to continuous bag search, $2.3 million to the minimum wage increase and $1.4 million to aircraft cleaning and ground handling.

     Gross Profit. Gross profit was $16.9 million in fiscal 1996 compared to $14.1 million in fiscal 1995, an increase of $2.8 million, or 19.9%. Approximately $1.4 million of the increase resulted from higher margin contracts of acquired businesses. Approximately $1.0 million of the increase resulted from an increase in hourly rates under certain contracts and higher utilization of personnel and improved operating efficiencies. Company-wide cost reduction measures, including decreases in worker's compensation and liability insurance rates contributed approximately $500,000 to the increase in gross profit.

     For its fiscal year ended December 31, 1996, Intex had gross profit of $5.3 million, or 12.8% of total revenues. The Company had gross profit of $16.9 million, or 14.7% of total revenues. On a pro forma basis, after giving effect to the Intex acquisition, the Company's gross profit percentage for fiscal 1996 would have increased to 15.7%. This increase reflects savings resulting from the elimination of certain lower-margin contracts that Intex lost prior to the acquisition, as well as a reduction in certain workers' compensation and insurance costs attributable to the lower cost of comparable Company programs.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in fiscal 1996 were $13.3 million compared to $11.6 million in the prior year, an increase of $1.7 million, or 14.7%. The increase primarily reflects expenses associated with the operations of acquired businesses. Measured as a percentage of net sales, these expenses were 11.6% in fiscal 1996 and 12.2% in fiscal 1995, a decrease of 4.9% attributable to improved overhead absorption resulting from the growth of revenues over the prior year. On a pro forma basis, after giving effect to the Intex acquisition, the Company's selling, general and administrative expenses for fiscal 1996 would have been 11.3% of total revenues, primarily as a result of improved overhead absorption resulting from the larger pro forma revenue base.

     Interest Expense. Interest expense increased in fiscal 1996 to $637,000 from $523,000 in fiscal 1995 because of an increase in the amount of debt outstanding. The debt was incurred primarily in connection with the acquisitions.

     Income Taxes. The Company's consolidated effective income tax rate in fiscal 1996 was 42.2% as compared to 42.4% in fiscal 1995. The Company's effective tax rate will vary from period to period depending on the breakdown of earnings among the various operating subsidiaries and the treatment of earnings items by the relevant tax authorities and income tax effects deferred from prior periods.

     Net Income. As a result of the foregoing, the Company's net income increased to $1.7 million in fiscal 1996 from $1.0 million in fiscal 1995, an increase of 63.4%.

     The Company anticipates that the Intex acquisition will have a significant effect on the mix of its revenues. During each of the past three fiscal years, predeparture screening services have represented approximately 50% of the Company's revenues. Intex historically did not provide these services, but instead focused on other aviation services. In light of Intex's significant historical revenue from these other aviation services, the Company believes that, as a percentage of revenue, predeparture screening services will decrease and other aviation services will increase during future periods.

  Year Ended March 31, 1996 Compared to Year Ended March 31, 1995

     Revenues. Revenues in fiscal 1995 increased by $2.8 million, or 3.0%, as compared to fiscal 1994. This increase is exclusively attributable to an increase in revenues from the sale of high efficiency screening systems to airline customers. Service revenues remained relatively constant as compared to fiscal 1994. Revenues from new business were offset by revenues lost as a result of an airline customer's decision to terminate a discount passenger service operating at a number of airports served by the Company.

     Gross Profit. Gross profit was $14.1 million in fiscal 1995 compared to $12.7 million in fiscal 1994, an increase of $1.4 million, or 11.0%. Measured as a percentage of net sales, gross profit margins increased to 14.8% in fiscal 1995 from 13.7% in fiscal 1994. The improvement in fiscal 1995 was attributable primarily to cost reduction measures implemented Company-wide of $1.4 million, including $500,000 related to research and development expenditures and a $900,000 decrease in worker's compensation and liability insurance rates based on cost reduction measures and a favorable claims history.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in fiscal 1995 were $11.6 million compared to $12.7 million in the prior year, a decrease of $900,000, or 8.7%. Measured as a percentage of net sales, these expenses were 12.2% in fiscal 1995 and 13.7% in fiscal 1994, a decrease of 10.9%. The improvement was primarily attributable to cost reduction measures implemented Company-wide, including a decrease in workers' compensation and liability insurance rates for administrative employees of $400,000 and reductions in headquarters staff and executive compensation of $500,000.

     Interest Expense. Interest expense increased in fiscal 1995 to $523,000 from $188,000 in fiscal 1994 because of an increase in the amount of debt outstanding. The debt was incurred in connection with normal operations.

     Income Taxes. The Company's consolidated effective income tax rate in fiscal 1995 was 42.4%.

     Net Income. As a result of the foregoing, the Company's net income increased from a loss of $718,000 in fiscal 1994 to net income of $1.0 million in fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's business is labor intensive. Consequently, it has substantial needs for cash throughout its fiscal year. During fiscal 1996, the Company's cash requirements were heightened by its acquisition program and the need to support the higher levels of revenue resulting from those acquisitions. Operating activities generated cash of approximately $1.9 million in both fiscal 1996 and 1995 and $627,000 for the three months ended June 30, 1997. Financing activities generated net cash of $3.9 million during fiscal 1996, primarily as a result of borrowings under various credit arrangements, offset by $1.2 million in purchases of treasury shares and $52,000 in principal payments on long-term indebtedness, and $3.1 million for the three months ended June 30, 1997, primarily as a result of borrowings under credit arrangements for the Intex acquisition.

     Principal uses of funds, in addition to working capital requirements, included expenditures associated with the Company's acquisition program. During fiscal 1996, these included $2.7 million in acquisitions of service contracts and related goodwill and noncompete agreements, a $2.6 million purchase price deposit in connection with the Intex acquisition, and $1.1 million in purchases of property and equipment. The Company also used approximately $1.2 million during fiscal 1996 to acquire outstanding Common Shares from certain current and former shareholders. In the three months ended June 30, 1997, the Company used $2.0 million as the final payment for the Intex acquisition and $280,000 for purchases of property and equipment.

     In April 1997, the Company acquired substantially all of Intex's aviation services business through the assumption of various existing contracts. Under the terms of the purchase agreement, the Company's $2.6 million deposit was credited toward the purchase price. The total purchase price payable to the former owner of Intex was determined on the basis of a multiple of monthly revenues on the acquired contracts for the period from April 1, 1997 to June 30, 1997. The balance of the purchase price was paid on July 15, 1997. Subsequent to the date of the acquisition, the Company lost contracts worth $2.5 million in annual revenue which was deducted from the purchase price.

     The Company currently has a credit facility with its senior lender. The credit facility includes a revolving credit facility providing maximum availability of $10.5 million, a $2.0 million term loan and a $900,000 term loan. Borrowings under the credit facility are secured by all of the Company's domestic accounts receivable, equipment and other assets. Amounts outstanding under the revolving line of credit bear interest at 1.25% over the bank's prime rate, and availability under the line is limited to an amount equal to 80% of qualifying domestic and 50% of qualifying foreign accounts receivable. The revolving line of credit matures on March 31, 1999. At July 31, 1997, approximately $1.0 million was available for borrowing under the revolving line of credit. The $2.0 million term loan provided under the facility bears interest at a fixed rate of 9.832% and is subject to monthly amortization of principal at the rate of $41,667 beginning in May 1997, with a final payment of $1.7 million on November 1, 1997. The $900,000 term loan bears interest at 2.00% over the bank's prime rate and will mature on December 31, 1997.

     The Company also has outstanding $3.0 million principal amount of a subordinated promissory note issued to an institutional lender. Amounts outstanding under this note are subordinated to all borrowings under the credit facility described above. Interest on the note is payable quarterly at a fixed rate of 20% per annum. The principal amount of the note is to be paid in equal quarterly installments of $250,000 over a period of 12 quarters beginning February 1999.

     As of July 31, 1997, the Company had approximately $13.0 million outstanding under the various credit arrangements described above. The Company intends to repay this indebtedness in full with the proceeds of this Offering.

     In connection with this Offering, the Company intends to replace its existing credit facility with a new revolving credit facility with its senior lender. The Company has received a commitment letter with respect to the new facility. The commitment letter provides and the Company currently anticipates that, subject to the completion of the Offering, the negotiation and execution of definitive documentation and other customary conditions, the lender will provide a two-year revolving credit facility providing maximum availability of $30 million. The Company anticipates that amounts borrowed under the new credit facility will bear interest at rates varying from LIBOR plus 1.5% to the bank's prime rate plus 2%, and will mature in September 1999. Amounts outstanding under the new credit facility will be secured by substantially all of the Company's assets. It is anticipated that the new credit facility will limit the Company's ability to incur additional indebtedness and pay dividends, and will require the Company to maintain prescribed debt-to-equity and fixed charge coverage ratios and minimum net worth levels and to satisfy other financial covenants. Although the Company believes that financing on the terms outlined above will be available subsequent to the completion of the Offering, there can be no assurance thereof.

     The Company's capital expenditure budget for fiscal 1997 is approximately $2.0 million. Capital expenditures for the current fiscal year are expected to relate to facility and equipment improvements.

     The Company believes that the net proceeds from the Offering, together with its available cash, cash generated from operating activities and amounts anticipated to be available under its new credit facility will be sufficient to meet its anticipated cash requirements through the end of fiscal 1998.

QUARTERLY RESULTS OF OPERATIONS AND SEASONALITY

     The Company's operations are subject to seasonal fluctuations. The Company's revenues and operating income typically reach their highest levels during the third quarter of the fiscal year, reflecting the higher level of air travel during the holiday season. Revenues and net income typically are at their lowest levels in the first and fourth quarters of the fiscal year, as a result of lower levels of air travel during these periods and certain additional expenses, such as annual unemployment insurance premiums, that become payable with the commencement of a new calendar year.


     The following chart shows results of operations by quarter for fiscal 1995 and fiscal 1996 and for the first quarter of fiscal 1997 (in thousands).



                                  JUNE 30   SEPT. 30   DEC. 31   MARCH 31   JUNE 30   SEPT. 30   DEC. 31   MARCH 31   JUNE 30
                                   1995       1995      1995       1996      1996       1996      1996       1997      1997
                                  -------   --------   -------   --------   -------   --------   -------   --------   -------
Revenues........................  $23,230   $23,984    $23,949   $24,300    $23,980   $29,071    $31,741   $30,449    $38,364
Cost of Revenues................  19,375     20,402    20,235     21,329    20,419     24,596    26,933     26,390    31,824
                                  -------   -------    -------   -------    -------   -------    -------   -------    -------
Gross Profit....................   3,855      3,582     3,714      2,971     3,561      4,475     4,808      4,059     6,540
General and Administrative
  Expenses......................   3,263      2,933     2,851      2,557     2,696      3,391     3,624      3,623     4,639
                                  -------   -------    -------   -------    -------   -------    -------   -------    -------
Operating Income (Loss).........     592        649       863        414       865      1,084     1,184        436     1,901
Interest Expense................     115        126       121        160       105        141       235        155       414
                                  -------   -------    -------   -------    -------   -------    -------   -------    -------
Income (Loss) Before Income
  Taxes.........................     477        523       742        254       760        943       949        281     1,487
Income Taxes....................     229        251       356        122       318        394       397        128       634
                                  -------   -------    -------   -------    -------   -------    -------   -------    -------
Net Income (Loss)...............     248        272       386        132       442        549       552        153       853
                                  =======   =======    =======   =======    =======   =======    =======   =======    =======

                                    BUSINESS

COMPANY OVERVIEW


     ITS is a leading domestic provider of aviation security and other aviation services. The Company provides predeparture screening services for more than 60 U.S. and international carriers at more than 120 U.S. airports. ITS has used its predeparture screening business to establish a growing presence in the broader aviation services market and believes that it offers a wider array of services than its competitors in this market. Aviation services offered by ITS include skycap, baggage handling and aircraft cleaning services, and wheelchair and electric cart operations. The Company's security services extend beyond aviation security, and include the provision of commercial security services to government and business clients, hospitals, arenas and museums.



     ITS's revenues have grown at a compounded annual rate of 14.2% over the past five years, driven by growth in both aviation security and other aviation services as well as growth resulting from acquisitions. The Company has experienced significant revenue growth in its predeparture screening business, attributable primarily to the trend toward consolidation in this market and the Company's historic ability to pass on wage increases to customers. The Company's predeparture screening revenues have grown from $47 million to $58 from 1994 through 1996, representing a 23% increase during that period. Aviation services have also accounted for substantial growth, as airlines have outsourced noncore services and have begun to consolidate their vendor base to a few leading vendors such as ITS. ITS believes that these consolidation and outsourcing trends will continue and that it can realize additional revenue growth by leveraging its established business presence and relationships to deliver a wide array of services to its clients at a very competitive overall cost. The Company's use of debt to finance this growth has resulted in significant increases in interest expense over the past three years. In light of the Company's debt service obligations, as well as the labor intensive nature of its business, the Company has historically operated with a working capital deficit. See "Growth Strategy -- Growth Through Acquisitions."


     ITS's growth strategy is premised on using its experience in recruiting, training, motivating and managing the large numbers of personnel needed to perform the labor-intensive, task-repetitive functions that its services require. The Company believes that it is well-positioned to realize significant growth for the following reasons:

     - Favorable growth prospects exist in the markets for aviation services and commercial security services.

     - The Company enjoys strong market position and administrative support from its significant aviation and security experience, extensive market breadth and competitive cost structure.

     - Management is able to exploit the Company's aviation and security experience to capture revenue in related service segments such as general aviation services and commercial security.

     - The economies of scale resulting from the Company's use of its existing administrative resources support internal growth and acquisitions.

     The Company intends to grow internally and through acquisitions. The Company expects internal growth will be generated by using the Company's established business base as a platform for expanding the services it provides at existing airport and commercial security locations and for developing new service locations. The Company intends to target acquisition candidates that will add geographic scope to its existing businesses, broaden its service offerings and expand its client base. ITS made two acquisitions of aviation security contracts and four acquisitions of commercial security contracts in fiscal 1996 that have contributed an aggregate of approximately $11.9 million in annual revenues and have improved profitability. In addition, in April 1997, the Company acquired service contracts from Intex. Intex provided a variety of aviation services, including baggage handling, lavatory and water services, de-icing services and aircraft cleaning and ground support services. On a pro forma basis for the year ended December 31, 1996, the contracts acquired from Intex generated revenues of approximately $32.3 million. See "Pro Forma Financial Data" and "Management's Discussion and Analysis of Results of Operations and Financial Condition."

AVIATION SERVICES

General.

     In 1973, the FAA mandated that airlines conduct predeparture screening of all passengers at most airports in the U.S. Because the labor-intensive nature of predeparture screening imposed substantial administrative burdens, most airlines opted to contract out predeparture screening and other security services to third party contractors. Certain other airline services, such as food service and fueling, historically have also been contracted out by the airlines. In the past several years, market forces have driven airlines to outsource a number of other labor-intensive aviation services in order to permit airline management to focus on the essential aspects of its businesses and to reduce labor and benefit costs and administrative overhead.

     As the costs of labor have increased, airlines now frequently outsource baggage claim and check services, skycap, baggage handling, aircraft cleaning and wheelchair assistance services, and inter-gate cart services. Ticketing and check-in services are also beginning to be outsourced. Many small, regional carriers still provide their own ground handling and cleaning services, offering additional growth opportunities for contractors such as the Company.

Aviation Security Services.


     Predeparture Screening. The Company is a leading provider of domestic airline predeparture screening services. ITS currently employs approximately 4,400 predeparture screeners in more than 120 U.S. airports in 38 states. The Company's predeparture screening services include conducting x-ray or electro-magnetic inspection of all carry-on baggage, manual searches of suspicious baggage and metal-detector searches of all passengers. The Company derived approximately 50% of its revenues from predeparture screening services in each of the last three fiscal years.


     Other Airline Security Services. ITS provides passenger profiling services and document verification agents, primarily in Europe and Asia, where airlines and airports have been obliged by regulatory agencies and the political climate to devote significant resources to the prevention of terrorist activity. Airlines contract with ITS to provide document verification (customs) agents who interview passengers as they enter or leave a country via an international flight. In the domestic market, ITS also provides guarding and control of airport entrances, checking of employee identification cards and baggage, guarding and control of employee parking lots and under-the-wing guarding of parked aircraft. Airline security services other than predeparture screening accounted for less than 5% of the Company's revenues in each of the last three fiscal years.

Other Aviation Services.

     The Company provides nonsecurity aviation services, attempting to take advantage of its existing base of operations and overhead costs in its airport security operations. It also provides these services for airlines with which it does not have security contracts.

     Ramp and Ground Handling Services. The ramp and ground handling services provided by ITS are described in the chart below.

                  SERVICE                                       DESCRIPTION
--------------------------------------------    --------------------------------------------
Baggage Handling............................    Conveyance of checked baggage from terminal
                                                to baggage compartment of plane and from
                                                plane to baggage carousel
Aircraft Cleaning...........................    Interior: cleaning interior parts of the
                                                aircraft between flights and at end of the
                                                aircraft's flight day.
                                                Exterior: washing exterior of aircraft.
Lavatory and Water Services.................    Use of equipment to empty lavatory and
                                                replace the water source with potable water.
De-icing....................................    Spraying ice-melting substance on aircraft
                                                prior to departure from gate, in accordance
                                                with customer specifications.


     The Company derived approximately 12.2%, 12.7% and 14.2% of its revenues from ramp and ground handling services in fiscal 1994, 1995 and 1996, respectively.

     Passenger Services. The Company's passenger services include providing skycaps for curbside check-in, baggage assistance and help with routine passenger problems, wheelchair operators to transport disabled or elderly passengers to and from the check-in area and the plane, and electric cart drivers to provide inter-gate transport for passengers who need to board flights at distant gates. Passenger services are a growing source of revenue for ITS, representing approximately 23.8%, 22.7% and 19.6% of the Company's revenues in fiscal 1994, 1995 and 1996, respectively.


COMMERCIAL SECURITY SERVICES

     ITS provides uniformed security officer services, business and facility access control, security consulting, special event security and security assessment to a broad range of commercial clients, including in office and government buildings, airports, hospitals, malls, distribution centers, sports arenas, museums and other facilities. The Company recently acquired the service contracts of several regional commercial security providers, including JJ Protective Services, Inc., which had approximately $7.7 million in sales in 1996 in Minnesota, Wisconsin, Michigan and Colorado, and Maximum Protective Services of Texas, Inc., which had $1.5 million in annual sales in Texas.


     The Company entered the commercial security market in the early 1990s, attracted by the market's favorable fundamentals and the opportunity to further capitalize on its aviation security experience. Industrial security is a $100 billion per year industry that employed approximately 2 million people in 1996, according to the American Society for Industrial Security in Arlington, Virginia ("ASIS"). ASIS data indicates that the industry is highly fragmented, with approximately 160,000 companies registered as protection companies. Commercial security accounted for approximately 9.7%, 11.0% and 11.7% of the Company's revenue in fiscal 1994, 1995, and 1996, respectively.


SECURITY PRODUCTS DISTRIBUTION

     In addition to its service offerings, the Company distributes a line of security products through its Crown Technical Services, Inc. subsidiary. These products are sold with or without airline security services and offer significantly better margins than many of the services that ITS provides. In 1992, the Company introduced its High Efficiency Screening System ("HESS"), an ITS-designed integrated security system that physically replaces the standard checkpoint configuration found in most U.S. airports. The Company also offers, either with the entire HESS system or alone, an exit aisle motion detector, which replaces the guard who stands at most terminals, to ensure that boarding passengers do not pass through the departing passenger aisle. The Company also offers a separate line of hand-held and walk-through metal detectors, which it sells to banks, schools, the federal government, and large businesses.


     The Company derived approximately 1.5%, 2.2% and 3.0% of its revenues from sales of security products in fiscal 1994, 1995 and 1996, respectively.


GROWTH STRATEGY

     The Company's growth strategy emphasizes both internal growth and growth through acquisitions. The Company focuses on using its experience in recruiting, training, motivating and managing the large numbers of personnel needed to handle labor-intensive, task-repetitive jobs to capitalize on the trend toward outsourcing labor-intensive services. The Company believes that its strong position in the airline security business provides an effective platform from which to take advantage of opportunities in other elements of the airline services businesses. The Company also believes that its experience in managing the personnel requirements of its airline security business provides opportunities to expand into related labor-intensive service businesses, such as commercial security services.

Growth Through Expansion of Existing Businesses.

     Airline security services currently represent approximately 50% of the Company's revenue. The Company believes a handful of large companies serve most of the domestic airline security market, in part because increasing federal regulation has made the cost of doing business prohibitive for smaller contractors. Airline security contracts tend to be very cost competitive: prevailing bids often offer only slightly lower costs. ITS believes that because of its size and ability to leverage its overhead costs, it is well positioned to increase its revenues, as airlines seek to consolidate their third party contracts and minimize the costs associated with these functions. In addition, the Company believes it can increase the revenue and profitability associated with its other airline security offerings.

     ITS believes that its ability to use its "installed base" of airline security business to increase the range of other services that it provides to its airline customers is an equally important element of its growth strategy. The administrative base supporting the Company's airline security services at an airport can be used to support other services without significant additional costs, which can give ITS an important advantage in competing with other providers of airline services on the basis of price. The Company's division and field management teams actively seek these opportunities and are experienced in exploiting them. ITS has experienced recent growth in the demand for its ramp and ground handling and passenger services and expects these services to provide opportunities for continued growth. The Company intends to identify new business opportunities and to use its existing marketing, management and administrative systems, as well as its strong airline relationships, to expand its reach in these areas. ITS currently performs these services primarily in the United States but intends to package these services with its security services in international markets. Because all carriers, regardless of location, need airplane cleaning, baggage handling and passenger related services, ITS believes that the potential market for these services is as large as, if not larger than, the airline security market.

     The Company believes that the management and administrative resources it has developed to manage its aviation-related operations in 44 states provide it with the capacity to expand its commercial security business in a number of geographic areas without significant additional overhead costs. By leveraging its existing administrative base, the Company seeks to increase its share of the highly fragmented commercial security market.

Growth Through Acquisitions.

     The Company generally acquires existing service contracts and the goodwill, property and equipment related to those contracts and does not assume liabilities associated with the seller's business. It targets acquisition candidates that will add geographic coverage to its existing businesses, broaden its service offerings and expand its client base. ITS generally seeks acquisitions that it believes can make an immediate contribution to profitability, although it also pursues opportunities that have strategic value to its business even if the returns appear less immediate. ITS is willing to retain members of an acquired company's management team that it believes can contribute expertise. Management believes the Company has certain advantages that may enable it to implement its acquisition strategy more successfully than its competition. Specifically, management believes that its self-insurance and risk management practices and its centralized administration of payroll and billing functions have resulted in a lower cost structure than many of its competitors have. This cost structure generally enables ITS to improve margins of acquired businesses. The Company will seek to implement its operating strategies at acquired companies while retaining existing management talent of those companies.


     The Company has completed seven acquisitions since July 1996. The largest of these acquisitions was the purchase in April 1997 of the airline service contracts and related goodwill of Intex, based in Greenville, South Carolina. Intex contracts cover ramp and ground handling services, including baggage handling, and lavatory and water services for clients in 27 locations across the United States. The Intex contracts also include aircraft cleaning and ground support and facility services at some of these locations. Delta Air Lines, with whom Intex held its largest ramp and ground handling contract, has become ITS's biggest aviation services customer as a result of the purchase. In connection with the Intex acquisition, ITS intends to develop its ramp and ground handling services with existing customers.


     Other acquisitions in the aviation services industry include the contracts and related goodwill of Andy Frain Services, Inc., acquired in July 1996, which produced $7.5 million in annual sales in Salt Lake City, Anchorage, Oakland, Phoenix and Seattle, and of Airport Terminal Services, Inc. ("ATS"), purchased in July 1996, which produced $4.5 million in annual predeparture screening sales in St. Louis, Kansas City,

Dallas and Los Angeles. As a result of the ATS acquisition, the Company acquired significant market share in St. Louis, which is TWA's hub.

     In the commercial security area, the Company acquired the contracts and goodwill of four companies with varied geographic coverage in fiscal 1996. In November 1996, the Company acquired security contracts from JJ Protective Services, Inc. that generated $7.7 million in annual revenue in Minnesota, Wisconsin, Michigan and Colorado. In January 1997, the Company acquired security contracts from Maximum Protective Services, Inc. that generated $1.5 million in annual revenue in Texas. In March 1997, the Company purchased contracts that provided $298,000 in annual revenue from City Security Services, Inc. in San Antonio, Texas, and in August 1996, it purchased contracts that provided $175,000 in annual revenue from ABC Security Guard Services, Inc. in Columbus, Ohio.

     The Company's use of debt to finance its growth has resulted in significant increases in interest expense over the past three years. In light of the Company's debt service obligations, as well as the labor intensive nature of its business, the Company has historically operated with a working capital deficit.

COMPETITION AND MARKETING

     The Company competes in international, national, regional and local markets with specialized contract service providers, outsourcing companies, and its clients' and potential clients' internal service staffs. While substantial consolidation is occurring in the Company's markets, portions of these markets remain extremely competitive and highly fragmented, with limited barriers to entry. Industry participants compete mainly on the basis of price, as well as the quality of service provided, their ability to provide national and international services, and the range of services offered. ITS believes its primary competitive advantage is its low administrative overhead, which enables it to offer competitive costs for large contracts. The Company has been successful in minimizing its workers' compensation and liability insurance costs and in leveraging its administrative base to add new contracts with minimal increase in overhead cost. In addition, ITS believes that it offers a broader range of services than its competitors.

     Airline Security Services. Contracts for predeparture screening services tend to be highly competitive among a handful of experienced providers and are generally awarded to the low-cost provider. At the same time, the airlines are sensitive about security lapses and may cancel a contract based on even minor security breaches. While ITS believes it has an advantage because of its size and overhead in underbidding other companies, the Company faces the same challenge as its competitors in providing consistent service at the minimum wage rates offered by the airlines for screeners. The Company's principal competitors in domestic predeparture screening include Globe Aviation Securities Corporation, AHL Services, Inc. and Huntleigh, Inc.

     In the international security arena, where training and service generally are more important, the Company strives to distinguish itself by developing training programs and screening methods that meet the demands of its customers. The Company's passenger profilers are trained in questioning techniques that are designed to elicit cooperation and to avoid offense to innocent travelers. In addition, because the Company's method of profiling is less intrusive than other security methods, ITS considers it to be more cost-effective and passenger-friendly than other systems. Currently, the Company has a small number of contracts to provide these services in Europe and Asia. The Company's main competitors for international profiling and screening services are Aviation Defense International, Inc., ICTS International, N.V., AHL Services, Inc. and International Aviation Security, Inc.

     Ramp and Ground Handling Services. Airlines have found it cost effective to outsource ramp and ground handling functions because they often require an investment in hard equipment, which can be expensive for carriers with few flights. ITS has taken advantage of the opportunity to offer a package of new or refurbished equipment, maintenance and the required manpower, all for a per-hour labor charge. In addition, ITS considers potential revenue gains from ground handling and passenger business when negotiating new security business, and is sometimes able to package combinations of services to clients at a lower overall cost than it could offer for one type of service alone. The Company has typically offered ground handling or passenger services as "add on" services to its screening business. It also offers these services on a stand-alone basis at certain locations. In this area, the Company competes with the airlines, Signature Flight Support Services, AMR Services, Ogden Allied Support Services, Hudson General, and Service Master Co.

     ITS has sought to increase the volume of its cleaning business by focusing on providing fast, reliable service. The Company conducts an Aircraft Appearance and Facility Audit Program through which it continually monitors its own performance. Under this program, ITS supervisors and managers conduct a pre-determined number of audits based on the number of planes serviced for a particular client. The Company provides the results of the audit to the client regularly, emphasizing areas requiring improvement. ITS believes that its clients appreciate the continuous and honest feedback the audit program provides and that this approach enables the Company to correct problems that might not otherwise come to its attention until the client became dissatisfied. The Company believes, based on discussions with its customers, that it is the only cleaning service provider that has such a program. The Company's competitors in aircraft cleaning are the airlines, Signature Flight Support Services, AMR Services, Ogden Allied Support Services, Hudson General, and Service Master Co.

     Passenger Services. Unlike predeparture screening services, customer service is as important as cost in the awarding of domestic passenger service contracts. Because passenger service providers such as skycaps, wheelchair operators and cart drivers have a high level of interaction with passengers, ITS has developed specialized training programs that emphasize customer service and empathy. In 1996, the Company was awarded a contract to provide Continental Airlines, Inc. skycaps nationwide. The Company's main competitors for passenger services include the airlines, AHL, Globe Aviation Securities Corporation, and Huntleigh, Inc.

     Commercial Security. The commercial security field is highly fragmented. There are as many as 160,000 separate providers of commercial and industrial security services, and the Company does not believe that any participant has a significant share of the market. While ITS has made only minor inroads into this market, the Company's competitive strength in this area comes from its low overhead costs and its ability to assimilate acquired commercial security businesses into its existing administrative structure. In the commercial security field, the major providers include Borg-Warner Security Corporation, Guardsmark, Inc. and The Wackenhut Corporation.

MANAGEMENT AND REPORTING SYSTEMS

     ITS is headquartered in Cleveland, Ohio and conducts its domestic operations through an Eastern, a Central and a Western division. International operations are conducted through the International Division. Each domestic division has a President, who reports to the Company's Chief Operating Officer, and a Controller. Each division has two or more district offices. Each district has two or more recruiters and trainers who are responsible for ensuring that the Company has adequate personnel to staff service contracts in that district. The district managers report to their respective division presidents. Each service site has a manager who reports to the applicable district manager.

     All payroll and billing information is entered at the service sites and transmitted to the Company's headquarters. Headquarters administrative personnel verify the information, issue all client invoices for services, and authorize the issuance of payroll checks from the division offices. The Company believes that its payroll system facilitates on-time personnel payment and Company control over unwarranted overtime costs.

     The large number and geographic dispersion of the Company's employees, and the volume of the Company's business that is documented on a chargeable hours basis, create substantial administrative burdens. The Company believes that its IBM mainframe computer system, implemented in February 1990 and upgraded in June 1993, enables it to manage efficiently its current and reasonably foreseeable administrative requirements. The Company uses the system to, among other things, monitor all company finance functions, audit training records, manage and monitor payroll and billing, report on field irregularities, maintain accountability of weapons detection, and manage client database information.

WORKFORCE MANAGEMENT

     As of June 30, 1997, the Company had approximately 12,600 full and part-time employees engaged in performing its client services. The Company's services are characterized by task-repetitive, low wage functions, and the Company, like its competitors, experiences high turnover and incurs substantial hiring and training costs estimated at approximately $111 per employee. The Company experiences annual turnover of approximately 100%, and believes that maximizing employee retention is important to reducing operating costs and providing high quality service to its clients. Accordingly, the Company places significant emphasis on motivating its employees and reducing turnover. In January 1997, the Company instituted an employee medical benefit plan, which provides medical benefits to eligible employees with minimal employee contribution. In addition, the Company grants various bonuses and awards to exceptional employees, in part to further enhance retention.


     Because employee turnover is inherent in the nature of its business, ITS allocates significant resources to recruiting potential employees. Each applicant must complete an interview and a written application that includes inquiry concerning prior criminal convictions. In addition, FAA regulations require that each applicant provide proof of citizenship or resident alien status, and each applicant is subject to a five- or ten-year background verification, depending upon the position, and a pre-employment drug screen. For persons with unescorted access to secured areas, a criminal background verification procedure, which is conducted by the Federal Bureau of Investigation, is triggered by any 12-month gap in employment history that can not be explained through independent verification. The Company's policy is not to hire applicants whose criminal background verification checks reveal prior criminal convictions. The Company believes that it operates its business in substantial compliance with applicable FAA regulatory requirements, including those relating to background verification.


     The Company has experienced control-related problems at various locations involving employees' compliance with regulatory requirements. Some of these incidents have had a material adverse effect on customer relationships and have led to the termination of client contracts. Because of the nature of the Company's business, there can be no assurance that control-related problems will not arise in the future.


     Approximately 380 skycap employees at Newark International Airport, 65 predeparture screeners at Logan International Airport in Boston and 55 predeparture screeners in Anchorage, Alaska are covered by collective bargaining agreements. Each of these agreements was assumed by the Company in connection with an acquisition of a contract previously held by another vendor. In fiscal 1996, unions initiated three efforts to organize Company employees in various locations, each of which failed. The Company considers its relations with its employees to be good.


CUSTOMERS AND CONTRACT TERMS

     The Company derives a significant portion of its revenues from a few clients. In fiscal 1996, Continental Airlines, Inc. (18.9%), United Air Lines, Inc. (11.8%), Delta Air Lines, Inc. (7.0%), Southwest Airlines Co. (6.7%), U.S. Airways, Inc. (6.5%) and Trans World Airlines, Inc. (5.3%) accounted for 56.2% of the Company's revenues. During fiscal 1996, 1995 and 1994, the Company's ten largest clients accounted for an aggregate of 68.6%, 79.9%, and 78.5%, respectively, of the Company's revenues.

     While the Company believes that relations with its customers are generally satisfactory, it believes that relations with certain major airlines are unsatisfactory. Over the past two fiscal years, the Company has lost contracts to provide screening services at a number of major airports, including Los Angeles, San Francisco, Phoenix, Minneapolis, Detroit, Boston and Ontario, California, because of customer dissatisfaction with the Company's services at these locations. The Company believes that the factors contributing to the lost contracts varied from location to location, and included problems with responsiveness and the quality of local management, as well as security breaches at several of the Company's predeparture screening checkpoints. Most of the contracts lost by the Company were controlled by two airline customers who together represented approximately 16.7%, 23.7% and 23.2% of the Company's revenues in 1996, 1995 and 1994, respectively. The lost contracts accounted for an aggregate of $232,000 in pre-tax earnings. The Company recognizes the need to improve its relationships with these customers, and is making efforts to accomplish this objective. These efforts include the addition of a new Chief Operating Officer with established relationships with several major airlines and efforts to improve the quality of local and district management personnel. The Company continues to provide services, including, in some cases, screening services, at each of these locations.


     The services provided by the Company require it to train and manage effectively low wage workforces with high turnover rates. From time to time, the Company has failed to meet test standards or a client's service expectations at a particular location, and, like its competitors, has had contracts terminated because of customer dissatisfaction with various aspects of its performance. The Company's predeparture screening services are tested daily at numerous locations, both internally and by the FAA, to determine the Company's ability to detect weapons passing through checkpoints. The FAA conducted 938 weapons detection tests at the Company's checkpoints during the period July 1996 through June 1997. The Company passed 881, or approximately 94%, of those tests. Failure to pass FAA tests may result in fines to the airline responsible for the checkpoint, which the Company reimburses pursuant to its contracts in amounts up to $10,000 per test failure. These reimbursements have not had a material impact on the Company.



     The risk of contract termination as a result of actual or perceived service failures is enhanced by the substantial publicity that, because of public concern over airline security issues, often attends errors in the provision of screening services. Failure to meet test or other performance standards may result in fines, or the loss of a contract or service location or the Company's license to perform services, and any such loss could have a material adverse effect on the Company's reputation, business, results of operations and financial condition. The Company does not believe that any test failure, or series of test failures, without other performance deficiences, has resulted in the loss of a contract or service location.


     The Company's contracts with clients, including those that it obtains through acquisitions, generally have one to three year terms but are cancelable by either party on 30 to 90 days notice. The Company invoices its aviation services clients weekly or biweekly. The Company invoices its commercial security clients weekly, which is typical in that field.

     The Company's contracts with airlines typically provide that the Company will indemnify the client against claims for property damage, or death of or personal injury to any person, arising out of the negligent acts or omissions of ITS, unless the claim results from a negligent act of the client. In addition, these contracts provide that the Company will pay FAA fines of up to $10,000 per incident if it is responsible for the actions that give rise to the fine.

LEGAL PROCEEDINGS

     Because the Company's employees function in public facilities and in the workplaces of other businesses, the Company is exposed to possible claims by its clients' customers and employees of discrimination, harassment and negligence, and similar claims. The Company is subject to liability for the acts or negligence of its employees while on assignment that cause personal injury or damages, and to claims of misuse of client proprietary information or theft of client property. As a provider of security services, the Company faces potential liability for claims that may arise from any terrorist activity occurring in circumstances associated with the Company. Although the Company maintains insurance coverage against such potential liabilities, any such claim against the Company might exceed the amount of such insurance coverage or fall outside the type of activities covered by such insurance.

     In May 1997, a United States District Court in Philadelphia, Pennsylvania, rendered a judgment in the amount of $900,000 against the Company in connection with an employment discrimination lawsuit. The Company believes that it has accrued adequate reserves to cover the judgment and plans to contest the judgment on appeal. The Company has moved for a judgment notwithstanding the verdict and for a new trial. The court has not acted on these motions.

     On December 2, 1996, the United States Equal Employment Opportunity Commission (the "EEOC") filed suit against the Company in the United States District Court for the Southern District of Indiana on behalf of two named plaintiffs and a class of similarly situated female employees of the Company. The EEOC's complaint alleges that the Company engaged in sexual harassment of the plaintiffs in violation of federal law. The EEOC seeks to force the Company to refrain from the alleged sexual harassment in the future, and to compensate the plaintiffs for pecuniary and nonpecuniary losses claimed to have resulted from the alleged harassment. The Company's potential liability is limited by federal statute to $300,000, plus punitive damages in unspecified amounts if the Company is found to have engaged in intentionally discriminatory conduct. The Company plans to contest the suit vigorously.

     The Company is also involved in various legal proceedings, including routine civil actions instituted by the FAA with respect to test failures, background check and recordkeeping matters, that arise in the ordinary course of its business. The Company does not believe that the ultimate outcome of these proceedings will have a material adverse effect on the Company's business, assets, financial condition or results of operations.

GOVERNMENT REGULATION

     Certain of the Company's clients are subject to various regulations and directives issued by the FAA. Under current regulations, independent contractors, such as the Company, that perform services for air carriers and airport authorities share responsibility for aviation security with air carriers, airport authorities, the FAA and various other federal, state and local agencies. At airports throughout the United States, the FAA tests security systems and conducts threat and vulnerability assessments. Through the use of its regulatory powers, the FAA directs the aviation industry to implement measures that address existing and anticipated threat situations.

     FAA regulations require each air carrier and airport authority to implement an FAA-approved security program. Airport authorities are responsible for maintaining a secure environment on airport grounds and for providing law enforcement support and training. Air carriers are responsible for the security of all people and items connected to their aircraft, including passengers, baggage, and maintenance and flight crews. The FAA has promulgated regulations requiring air carriers to conduct predeparture screening of all passengers and property that will be carried in an aircraft cabin. These regulations also provide basic standards for the screeners, and equipment and procedures to be used in predeparture screening activities. FAA regulations also mandate pre-employment background checks of persons hired to serve as screeners. Although an air carrier is permitted to outsource its screening function, FAA regulations require the air carrier to provide oversight in order to assure that all requirements are met. For example, FAA regulations require an air carrier's ground security coordinator to review security-related functions and initiate corrective action for noncompliance, and to conduct an annual evaluation of each person assigned screening duties. In addition to the oversight responsibilities imposed on air carriers, the FAA itself regularly conducts tests of predeparture screening checkpoints at U.S. airports. Failure to meet requirements imposed by the FAA or the air carrier or the failure of various tests administered by the FAA can result in fines and other penalties to the responsible air carrier, which are in turn passed on to the screening company under the terms of the contract between the provider and the carrier. Regulatory compliance problems and test failures may also result in the termination of a security contract or of services at the affected site.

     Historically, entities providing predeparture screening services have not been subject to certification or direct regulation by the FAA. However, recent events, including the April 1995 bombing of the Alfred P. Murrah Federal Building in Oklahoma City and the explosion of TWA Flight 800 in July 1996, have focused intense governmental scrutiny on issues relating to the deterrence of domestic terrorism and aviation security. As a result, at least three separate governmental authorities have recommended changes in laws relating to aviation security and have authorized studies of new regulations designed to increase airport safety. These governmental initiatives have focused on, among other things, the need for standards to apply to providers of predeparture screening services.

     The first new mandates resulting from this increased focus were issued in October 1996, when the United States Congress approved the Federal Aviation Reauthorization Act of 1996 (the "1996 Act"). Among the directives in the 1996 Act are requirements that airlines and airports periodically assess their security systems, that background checks be conducted for all predeparture screeners and other employees associated with baggage or cargo, and that the FAA "certify" companies that provide predeparture screening services. The 1996 Act also directed the FAA and the United States Department of Transportation to assist airlines in developing computer-assisted and other appropriate passenger profiling programs, authorized a study of the practicality of transferring security responsibilities from airlines to airports or to the government, and granted funds to the National Academy of Sciences for a study of systems to detect weapons and explosives. Other areas being investigated by Congress include the feasibility of requiring a match of all checked bags with a boarded passenger and increased inspection of air cargo.

     The White House Commission on Aviation Safety and Security (the "Gore Commission"), which was formed following the explosion of TWA Flight 800, included the heads of various federal agencies and was charged with making recommendations on how a partnership between the U.S. government and industry participants can achieve improved aviation security. The Gore Commission issued its final report on February 12, 1997, and recommended: (i) development of uniform performance standards for selection, training and certification of predeparture screening companies; (ii) implementation of procedures for matching of passengers and checked baggage on a nationwide basis no later than December 31, 1997; (iii) the continued development and implementation of an automated passenger profiling system; and (iv) utilization of U.S. Customs Service personnel and computer systems to complement the efforts of the FAA and other federal agencies. The FAA has initiated rulemaking procedures that would implement certain of these recommendations.

     The Aviation Security Advisory Committee ("ASAC"), a committee of government and industry participants, was formed following the crash of Pan Am flight 103 in 1989 and is charged with coordinating the flow of aviation security information and countermeasures within the United States. In July 1996, ASAC began an effort to strengthen the domestic aviation security "baseline" and formed a working group to recommend specific measures. In its report issued on December 12, 1996, ASAC recommended that no change be made in the current structure or assignment of responsibilities for aviation security. ASAC did recommend, however, that the FAA initiate rulemaking procedures for "certification" of security contractors and made numerous recommendations with respect to specific aviation security measures, which are generally consistent with those proposed by the Gore Commission.

     Subsequent to the issuance of the Gore Commission and ASAC recommendations, the FAA issued an Advanced Notice of Proposed Rulemaking (the "APRM") relating to the certification directive contained in the 1996 Act. In the APRM, the FAA solicited public comment on a number of issues relating to the certification of companies providing predeparture screening services. Issues upon which comment was solicited include the information to be collected by an air carrier prior to contracting with a screening company, the nature and scope of air carriers' oversight responsibilities for screening companies, methods for evaluating screener performance and improving screener training, the qualification of screening companies and the appropriate nature of the certification process and the constraints that should be imposed on new screening companies. The comment period associated with the APRM expired on May 1, 1997. To date, the FAA has not promulgated any proposed rules concerning the implementation of the 1996 Act's certification directive, and the Company is unable to predict the nature and extent of such regulations or their potential impact on the Company's business.

     In addition to the certification directive contained in the 1996 Act, executives of certain major air carriers have proposed the transfer of security responsibilities from third party contractors to a nationwide nonprofit security corporation, funded by the air carriers. Any shift in responsibility for aviation security to such an entity or to the government could have a material adverse effect on the Company's results of operations and financial condition.

     Risk analysis through profiling has been utilized in various forms by U.S. carriers since 1986. In 1995, the FAA mandated that all U.S. carriers adopt a uniform methodology of risk analysis through profiling at their "high-risk" stations. In April 1996, the United States enacted a new anti-terrorism law, which, among other things, mandates that foreign air carriers flying to and from airports in the United States use security measures identical to those required of U.S. airlines serving the same airports. In July 1996, as an initial response to the explosion of TWA Flight 800, the FAA issued a "security directive" applicable to all international flights originating from the United States, which requires the implementation of certain passenger and cargo classifications similar to some of the profiling procedures included in the Company's profiling method.

     The Company's aviation and commercial security services are subject to regulation by various state and local authorities. The Company is also required to obtain and maintain various licenses and permits from state and local authorities to provide aviation and commercial security services, as well as certain other services.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The Board of Directors of the Company currently consists of two members, Robert A. Weitzel and his spouse. The Company will expand the Board of Directors, on or prior to completion of the Offering, to five persons, including three independent Directors. Directors will be elected at each annual meeting of shareholders and will serve until their successors are duly elected and qualified.

     The Company's Articles of Incorporation provide that the Board of Directors must consist of a majority of Independent Directors. (An "Independent Director" is a person who is (i) independent of management of the Company, (ii) not employed by or an officer of the Company, (iii) not an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company or any subsidiary of the Company, and (iv) not a person who acts on a regular basis as an individual or representative of an organization serving as a professional advisor, legal counsel or consultant to management if, in the opinion of the Board of Directors, the relationship is material to the Company, that person, or the organization represented.) In the event of the resignation or removal of an Independent Director, the resulting vacancy will be filled by the remaining Independent Directors.

     Executive officers of the Company are elected and serve at the discretion of the Board of Directors until their successors are duly chosen and qualified.

     The following table sets forth certain information concerning the individuals who will be directors and officers of the Company on the completion of the Offering.

               NAME                  AGE                         POSITION
-----------------------------------  ---   ----------------------------------------------------
Robert A. Weitzel..................  62    Director and Chief Executive Officer
James O. Singer....................  53    Director, President and Chief Operating Officer
Robert A. Swartz...................  34    Vice President and Chief Financial Officer
Scott E. Brewer....................  35    Vice President and General Counsel
Daniel J. Richards.................  39    Eastern Division President
Stephen Metzler....................  39    Central Division President
Gene Empey.........................  53    Western Division President
Dillard Woodson....................  49    International Division President
Lee C. Howley......................  49    Proposed Director
Ivan J. Winfield...................  62    Proposed Director
Jerry V. Jarrett...................  66    Proposed Director

     The following is a biographical summary of the business experience of the current and proposed directors and officers of the Company.

     Robert A. Weitzel, a Director since 1987, is the Chief Executive Officer of the Company. He has served as the Chief Executive Officer of the Company since 1987 and was President from 1987 to April 1997. He served as Senior Vice President from 1982 to 1987 and Vice President from 1978 to 1982.

     James O. Singer, a Director since June 1997, has been President and Chief Operating Officer since joining the Company in April 1997. Mr. Singer was employed by AMR Services Corporation, an aviation services company, as President-Airline Services Division from May 1989 to June 1995. From 1995 until April 1997, Mr. Singer worked as a consultant in the aviation industry.

     Robert A. Swartz is the Vice President and Chief Financial Officer of the Company. He has served in this capacity since October 1995. From April 1989 to October 1995, he was Chief Financial Officer for ASM International, a service company. From August 1987 to April 1989, he was a senior auditor with Grant Thornton LLP.

     Scott E. Brewer is the Vice President and General Counsel of the Company. He has served as Vice President since April 1995 and General Counsel since September 1993. Mr. Brewer was in the private practice of law from October 1988 to August 1993.

     Daniel J. Richards is the Eastern Division President of the Company. He has served in this position since December 1996. From March 1994 to December 1996 he was Director Ground Handling/Director Field Operations for American International Freight, an air cargo service company. He served as a Field Service Supervisor for Airborne Express, an air cargo service company, from January 1993 to March 1994. He served as Vice President of Operations for Evergreen Aviation, an air cargo service company, from June 1991 to December 1992.

     Stephen Metzler is the Central Division President of the Company. He has served in this capacity since April 1996. He served as Vice President Eastern Division from May 1995 to April 1996 and District Manager from May 1994 to May 1995. He served as Aircraft Appearance Manager from December 1991 to May 1994.

     Gene Empey is the Western Division President of the Company. He has served in this capacity since December 1988.

     Dillard Woodson is the International Division President of the Company. He has served in this capacity since February 1997. He served as the Vice President of Systems and Training from February 1996 to February 1997. He served as the Technical Management Consultant to CSA Airlines in Prague from January 1994 to February 1996. He served as the General Manager for Liberia for Intercon Security Ltd., a commercial security company, from April 1993 to June 1993. Mr. Woodson was an artillery officer in the United States Marine Corps from 1968 to June 1993.

     Ivan Winfield is currently Associate Professor and Chairholder of the Herzog Chair in Free Enterprise at Baldwin Wallace College, in Berea, Ohio. Mr. Winfield retired in 1994 from Coopers & Lybrand, L.L.P. From 1978 to 1990 he was managing partner of the firm's Oklahoma practice and from 1990 to 1994 he was managing partner of the firm's Northeast Ohio practice. Mr. Winfield is a Trustee of The Fairport Funds and is Chairman of its audit committee. Mr. Winfield is also a Director of HMI Industries, Inc. and is Chairman of its finance committee. Mr. Winfield also serves as a Director of Boykin Lodging Company, a publicly held real estate investment trust.

     Lee C. Howley, Jr. has been the sole owner and president of Howley & Company, a real estate brokerage and development company, since 1981, and has been the sole owner and Chairman of Coast Management Company, a cleaning and real estate management company, since 1987. Since January 1992 Mr. Howley has served as the Chairman of the Convention and Visitors Bureau of Greater Cleveland. Mr. Howley serves on the Boards of Directors of LESCO, Inc., a publicly held manufacturer and supplier of lawn care products, and Boykin Lodging Company.

     Jerry V. Jarrett joined Ameritrust Company National Association, a national banking association, in 1974, and served as its Chairman and Chief Executive Officer from 1983 until 1990. Mr. Jarrett serves as a director of Forest City Enterprises Inc., a real estate leasing company, and United Way International. He is a member of the Distribution Committee of the Cleveland Foundation and Treasurer of The Musical Arts Association (The Cleveland Orchestra). Mr. Jarrett is also a trustee of The Cleveland Clinic Foundation and of The Greater Cleveland Advisory Board of the Salvation Army, of which he is past Chairman.

COMMITTEES

     In connection with the Offering, the Board will establish an Audit Committee and a Compensation Committee. Messrs. Winfield, Howley and Jarrett will serve as the members of both committees.

     The Audit Committee will have responsibility for reviewing and making recommendations regarding the Company's employment of independent accountants, the annual audit of the Company's financial statements and the Company's internal controls, accounting practices and policies. The Compensation Committee will be responsible for determining the nature and amount of compensation of the executive officers of the Company and administering the Company's employee benefit plans.

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Ohio Revised Code provides that a director may be held liable in damages for his act or omission as a director only if it is proved by clear and convincing evidence that he undertook the act or omission with deliberate intent to cause injury to the corporation or with reckless disregard for its best interest. This limitation of director liability does not apply to transactions between directors and the corporation or to the unlawful payment of dividends, distribution of assets to shareholders or making of loans to officers or directors. Further, this limitation does not apply to any liability of a director arising under the federal securities laws.

     The Ohio Revised Code authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interest of the corporation, and, with respect to any criminal actions, if the officer or director has no reason to believe his action was unlawful. In the case of an action by or on behalf of corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Code.

     The Company's Code of Regulations provides for the indemnification of a director or officer of the Company to the maximum extent permitted by Ohio law as authorized by the Board of Directors of the Company, and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding to which he was a party by reason of the fact that he is or was a director or officer of the Company upon the receipt of an undertaking to repay such amount unless it is ultimately determined that he is entitled to indemnification.

     The Company is seeking an insurance policy that will provide coverage in the amount of $5,000,000 for the officers and directors of the Company against claims arising out of alleged wrongful acts by such persons in their respective capacities as officers and directors of the Company.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth information regarding the compensation of the Chief Executive Officer and certain individuals serving as executive officers during the last fiscal year

(collectively, the "Named Executive Officers"), for services rendered in all capacities to the Company during fiscal 1996.

                                                     ANNUAL COMPENSATION
                                           ----------------------------------------
                                                                    OTHER ANNUAL          ALL OTHER
    NAME AND PRINCIPAL POSITION     FY(1)  SALARY($)  BONUS($)   COMPENSATION($)(2)   COMPENSATION($)(3)
----------------------------------- ----   --------   --------   ------------------   ------------------
Robert A. Weitzel.................. 1996   $312,250   $200,244                               $447
  President and Chief Executive
     Officer(4)
Robert A. Swartz................... 1996   $ 67,600   $ 38,848        $159,142(5)
  Vice President and Chief
     Financial Officer
Scott Dennison(6).................. 1996   $ 68,658   $ 48,137
  President, Crown Technical
     Services
Scott Brewer....................... 1996   $ 50,000   $ 38,239        $ 43,402(5)
  Vice President and General
     Counsel
Steven Metzler..................... 1996   $ 69,999   $ 28,895                               $216
  Central Division President
Gene Empey......................... 1996   $ 82,515   $ 11,562
  Western Division President

---------------

(1) Includes compensation earned, awarded or paid for the fiscal year ended March 31, 1997.

(2) No Named Executive Officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of such individual's salary plus annual bonus.

(3) Represents amounts contributed by the Company to the Company's 401(k) Plan, as matching contributions relating to before-tax contributions made by such individual.

(4) Effective October 1, 1997, Mr. Weitzel's annual salary will be reduced to $300,000. Mr. Weitzel will also be entitled to a $100,000 bonus, payable within 90 days after the end of fiscal 1997, if the Company achieves its budgeted net income for fiscal 1997.

(5) Amounts reported under the caption "Other Annual Compensation" reflect the cash value of Common Shares awarded to the Named Executive Officers on November 1, 1996 as determined by an independent appraisal. The Common Shares awarded to such persons are subject to shareholder agreements, to which the Company is a party. See "-- Shareholder Agreements."

(6) Mr. Dennison resigned from the Company in February 1997.

     There were no options outstanding or granted in fiscal 1996.

EMPLOYMENT CONTRACTS


     Robert A. Weitzel, James O. Singer, Robert A. Swartz and Scott E. Brewer have entered into employment contracts with the Company. Mr. Weitzel's agreement provides for an initial term expiring December 31, 2000, which is automatically extended for an additional calendar year at the end of each calendar year of the agreement, subject to the right of either party to terminate the agreement by giving six months' prior written notice. The agreement for Mr. Singer provides that he is responsible for the day-to-day operations of the Company. The agreement also provides for an initial term expiring December 31, 1999, which is automatically extended for an additional calendar year at the end of each calendar year of the agreement, subject to the right of either party to terminate the agreement by giving six months' prior written notice. The agreements for Messrs. Swartz and Brewer provide for an initial term expiring December 31, 1999, which is automatically extended for an additional calendar year at the end of each calendar year of the agreement, subject to the right of either party to terminate the agreement by giving six months' prior written notice.


     Mr. Weitzel will also be entitled to annual base compensation of $300,000, and a bonus of up to $100,000 if the Company achieves its budgeted net income for fiscal 1997. Mr. Singer will receive a salary of $150,000 and a bonus of $12,500 for each quarter in which the Company achieves its quarterly operating budget goals and a bonus of $12,500 for each quarter in which the Company achieves a 15% annualized internal sales growth rate. Mr. Swartz will receive a salary of $71,500 and a bonus of 0.75% of monthly operating income for each month in which the Company achieves its monthly operating budget goals. Mr. Brewer will receive a salary of $50,000 and a bonus on the same basis as Mr. Swartz. Messrs. Weitzel, Singer, Swartz and Brewer will also be granted an aggregate of 200,262 options to purchase Common Shares in connection with the Offering. See "Long Term Incentive Plan."

     Each agreement provides that the employee will not compete with the Company in the aviation services or commercial security business during his employment or at any time during a period of up to two years immediately following the termination of his employment. Further, each agreement provides that upon the termination of the employee's employment (i) by the Company other than for "cause" (as defined in the employment contracts) or by the employee for certain actions of the Company, such as effecting a material adverse change in the employee's duties and responsibilities, or (ii) by the employee on a "change of control" of the Company (as defined in the employment contracts), the employee will be entitled to all of the compensation and benefits payable to him under the employment contract for the remainder of the stated term of the agreement.

SHAREHOLDER AGREEMENTS

     Robert A. Swartz, Scott E. Brewer and Gene Empey have each entered into a Shareholder Agreement with the Company (each a "Shareholder Agreement"). Each Shareholder Agreement provides certain rights of first refusal to the Company and the other shareholders of the Company to purchase any Common Shares proposed to be transferred by the shareholder, at a price equal to the lesser of (i) the price proposed to be paid by the transferee or (ii) a price determined on an annual basis by the Company and the Company's majority shareholder (which price will not exceed the net book value of the Common Shares) (the "Agreement Price"). In addition, each Shareholder Agreement provides that, upon the death of the shareholder or the termination of his employment, the Company will purchase all of the Common Shares owned by him at the Agreement Price. Each Shareholder Agreement also gives the Company the right to purchase, at its election, all of the Common Shares at the Agreement Price if the Company Division for which the shareholder is responsible fails to achieve budgeted levels of profitability, and gives the other shareholders an option to purchase the Common Shares at the Agreement Price in the event of the disability of the shareholder. The Shareholder Agreements will be terminated on the closing of the Offering.

COMPENSATION COMMITTEE INTERLOCKS

     The Company does not currently have a board committee performing the function of a compensation committee. Mr. Weitzel made decisions with regard to the compensation of the Company's executive officers for fiscal 1996. After the consummation of the Offering, the Board of Directors will create a Compensation Committee consisting of the Independent Directors. See "Certain Transactions" for information concerning transactions between the Company and Mr. Weitzel.

COMPENSATION OF DIRECTORS

     The Company intends to pay its Independent Directors an annual fee of $12,000 and a fee of $1,000 for each directors' meeting and each committee meeting attended. Each director may elect to receive his compensation in the form of grants of Common Shares. No other directors will receive directors' fees. Upon completion of the Offering, each Independent Director will receive an option for 5,000 Common Shares exercisable at the initial public offering price of the Common Shares, which option will vest fully within the first two years of issuance and will have a term of ten years.

DIRECTORS' DEFERRED COMPENSATION PLAN

     The purpose of the Company's Directors' Deferred Compensation Plan (the "Deferred Plan") is to assist it in attracting and retaining persons of competence and stature to serve as outside directors by giving them the option to defer receipt of the fees payable to them by the Company for their services as directors. A director is eligible to participate in the Deferred Plan if he or she receives fees for services as a director and is not employed by the Company. The Deferred Plan is administered by Company officers and directors who are

(i) appointed by the Board of Directors of the Company and (ii) not eligible to participate in the Deferred Plan. The Deferred Plan is applicable to all director's fees payable with respect to periods commencing on or after the consummation of the Offering. The value of amounts credited to a director in the Deferred Plan increases or decreases based on the market value of the Company's Common Shares plus the value of dividends or other distributions on the Company's Common Shares. Distribution of amounts credited to a director in the Deferred Plan commences (i) on a date elected by the director, so long as that the date is not earlier than the January 1 following the year in which the director attains age 72, or (ii) within ninety (90) days after the date of the director's death or disability.

LONG TERM INCENTIVE PLAN

     The purpose of the Company's Long Term Incentive Plan (the "Plan") is to promote the long-term growth and profitability of the Company by enabling it to attract, retain and reward key employees of the Company and its affiliates and to strengthen the mutuality of interest between such key employees and the Company's shareholders. Grants of incentive or nonqualified share options, restricted shares, deferred shares, share purchase rights, share appreciation rights in tandem with options ("SARs"), other share-based awards, or any combination thereof, may be made under the Plan. Officers and key employees who are responsible for or contribute to the management, growth or profitability of the business of the Company and its affiliates are eligible for grants and awards under the Plan. The Compensation Committee will administer the Plan and determine the type, amount and timing of grants and awards. The members of the Compensation Committee are not eligible to participate in the Plan. The Company has reserved 267,015 Common Shares for issuance under the Plan. No Participant in the Plan may be granted share options or other share awards in any calendar year for more than 100,000 shares. Upon the Closing, Messrs. Weitzel, Singer, Swartz and Brewer will be granted options to purchase, at the initial public offering price, 66,760, 33,362, 50,070, and 50,070 shares, respectively, under the Plan. The options will vest in varying periods from four to eight years. The share limitations, shares reserved and the terms of outstanding awards will be adjusted, as the Compensation Committee deems appropriate, in the event of a share dividend, split or other change in the corporate structure of the Company affecting the shares.

     Share Options and Tandem SARs. The term of each option granted under the Plan will not exceed 10 years from the date of grant, and the exercise price of share options may not be less than 100% of the fair market value (as defined in the Plan) of the shares on the date the option is granted. The Compensation Committee may grant tandem SARs to any person granted an option under the Plan. Each tandem SAR will represent the right to receive, in cash or shares as the Compensation Committee determines, a distribution in an amount equal to the excess of the fair market value of the option shares (to which the SAR corresponds) on the date of exercise over the exercise price for those shares. Each tandem SAR expires at the same time as its corresponding option. The exercise of an option will result in an immediate forfeiture of its corresponding SAR, and the exercise of an SAR will cause an immediate forfeiture of its corresponding option. The Plan provides that all options and tandem SARs will vest on a change in control (as defined in the Plan) of the Company.

     Share Awards. The Compensation Committee may award Common Shares under the Plan and may place restrictions on the transfer or defer the date of receipt of those shares. Each award will specify any applicable restrictions or deferral date, the duration of those restrictions, and the time at which the restrictions lapse. Participants will be required to deposit shares with the Company during the period of any restrictions. The Compensation Committee may also grant share purchase rights for which the purchase price may not be less than 100% of the fair market value (as defined in the Plan) on the date of grant.

     Other Share-Based Awards. The Compensation Committee may grant other awards of shares and other awards that are valued or otherwise based on the Company's Common Shares.

     Miscellaneous. The Plan provides for vesting, exercise or forfeiture of rights granted under the Plan on retirement, death, disability, termination of employment or a change of control. The Board of Directors may modify, suspend or terminate the Plan as long as it does not impair the rights thereunder of any participant. Under applicable law, the holders of Common Shares must approve any increase in the maximum number of shares reserved for issuance under the Plan, any change in the classes of employees eligible to participate in the Plan and any material increase in the benefits accruing to participants.

                              CERTAIN TRANSACTIONS

     Company Purchases of Shares. In February 1994, Robert A. Weitzel borrowed $200,000 from the Company, evidenced by a promissory note bearing interest at the rate of 8.0% per annum (the "Note"). Mr. Weitzel utilized the $200,000 to purchase 200 of the Company's Class E Preferred Shares, par value $1,000 per share (the "Class E Preferred"), from a former officer of the Company. The Company acquired the Class E preferred from Mr. Weitzel in March 1997 in exchange for cancellation of the Note, with accrued and unpaid cumulative dividends offset against accrued interest on the Note, resulting in approximately $8,000 of interest remaining to be paid by Mr. Weitzel.

     In December 1996, the Company exercised its right to purchase 2,002,727 Common Shares from a former officer of the Company for $1,200,000.

     Indebtedness of Principal Shareholder. In May 1993, Robert A. Weitzel, President and Chief Executive Officer of the Company, borrowed $252,720 from the Company at an annual rate of interest of 8.15%, evidenced by a promissory note and secured by a mortgage on Mr. Weitzel's home. Mr. Weitzel also borrowed $70,000 from the Company in January 1994, at an annual interest rate of 10%, evidenced by a promissory note. The largest aggregate amount of indebtedness Mr. Weitzel had outstanding in favor of the Company was $1,978,000, $1,866,000 and $1,763,000 in fiscal 1996, 1995 and 1994, respectively. The current amount of Mr. Weitzel's indebtedness to the Company is $445,119, including the interest referred to above and approximately $100,000 that is delinquent. Mr. Weitzel will repay all of his indebtedness to the Company at the time of consummation of the Offering. The Company does not intend to make or guarantee loans to its officers, directors, or shareholders after the consummation of the Offering.

     Acquisition of NBC Leasing, Inc. NBC Leasing, Inc. ("NBC") was merged into the Company in March 1997. NBC had leased certain machinery and equipment to the Company prior to the merger. The Company paid $50,000 in management fees to NBC in each of fiscal 1996, 1995 and 1994. NBC was owned by certain shareholders and employees of the Company, including Robert A. Weitzel, who was issued 4,126 Common Shares in exchange for his 75% interest in NBC in connection with the merger. In connection with the merger, the Company cancelled $1,694,000 in notes and accrued interest receivable from the shareholders of NBC and $1,694,000 in notes payable to the NBC shareholders by NBC were contributed to capital.

     International Transport Security, Inc. International Transport Security, Inc. ("Transport") was a corporation under common ownership with the Company until it was dissolved in March 1996. Prior to March 31, 1996, Transport provided management services to the Company. Transport incurred $4.3 million, $4.6 million and $959,000 in payroll costs in fiscal 1994, 1995 and 1996 and received from the Company $4.1 million, $3.8 million and $696,000 in management fees in fiscal 1994, 1995 and 1996. See "Consolidated Financial Statements."

     Agreement with Norman H. Wood. On September 22, 1987, shareholders holding substantially all of the outstanding shares of ITS executed a written consent in which they agreed to distribute to Norman H. Wood, who was at that time the Company's Chief Operating Officer, 6.546% of the net proceeds received by them upon any sale of the Company. Messrs. Weitzel and Wood have agreed that any claims that Mr. Wood may have with respect to that instrument will be settled by Mr. Weitzel transferring to Mr. Wood 73,101 of Mr. Weitzel's Common Shares of the Company prior to the consummation of the Offering.

                       PRINCIPAL AND SELLING SHAREHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Shares on a fully diluted basis as of August 27, 1997, and as adjusted to reflect the sale of the Common Shares offered hereby, for: (a) each of the Company's directors; (b) each person known by the Company to own beneficially more than 5% of the outstanding Common Shares on a fully diluted basis; (c) each Named Executive Officer; and (d) the Company's executive officers and directors as a group. All information with respect to beneficial ownership by the Company's directors, officers or beneficial owners has been furnished by the respective director, officer or beneficial owner, as the case may be. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all Common Shares set forth opposite their names.



                                             COMPANY COMMON SHARES BENEFICIALLY OWNED
                                    -----------------------------------------------------------
                                         BEFORE THE                             AFTER THE
                                          OFFERING             SHARES            OFFERING
                                    --------------------       BEING       --------------------
         NAME AND ADDRESS(1)          NUMBER      PERCENT     OFFERED        NUMBER      PERCENT
    ------------------------------  ----------    ------     ----------    ----------    ------
    Robert A. Weitzel(2)..........   3,438,990     94.45%       227,273     3,211,717     51.48%
    James O. Singer(2)............           0         0                            0         0
    Robert A. Swartz(2)...........      41,901      1.15                       41,901      0.67
    Scott E. Brewer(2)............      16,116      0.44                       16,116      0.26
    Stephen Metzler...............           0         0                            0         0
    Scott Dennison................           0         0                            0         0
    Gene Empey....................       6,446      0.18                        6,446      0.10
    Ivan J. Winfield(2)...........           0         0                            0         0
      3901 Insworth
      Pepper Pike, Ohio 44124
    Lee C. Howley, Jr.(2).........           0         0                            0         0
      5430 Portage Drive
      Vermillion, Ohio 44089
    Jerry V. Jarrett(2)...........           0         0                            0         0
      2614 Fairwood Drive
      Pepper Pike, Ohio 44124
    All directors and executive
      officers
      as a group (11 persons).....   3,503,453     96.22%                   3,276,180     52.51%


---------------
(1) Unless otherwise indicated, the address of each beneficial owner is Crown Centre, 5005 Rockside Road, Independence, Ohio 44031.


(2) Each of these individuals will receive options to purchase Common Shares in the following amounts in connection with the Offering: Mr. Weitzel (66,760 shares); Mr. Singer (33,362 shares); Mr. Swartz (50,070 shares); Mr. Brewer (50,070 shares); Mr. Winfield (5,000 shares); Mr. Howley (5,000 shares); and Mr. Jarrett (5,000 shares).

                         DESCRIPTION OF CAPITAL SHARES

     The following summary description of the Company's capital shares does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Articles of Incorporation of the Company (the "Articles") and the Code of Regulations of the Company, the material provisions of which are accurately set forth in the following summary description and which are included as exhibits to the Registration Statement of which this Prospectus forms a part.


     The Articles authorize (a) 20 million Common Shares, without par value, of which 3,653,909 were issued and outstanding immediately prior to the Offering and (b) five million Serial Preferred Shares, without par value ("Serial Preferred Shares"), none of which is issued and outstanding. After completion of the Offering, a total of 6,238,744 Common Shares will be issued and outstanding.


COMMON SHARES

     Subject to the rights of the holders of any outstanding Preferred Shares, the holders of Common Shares are entitled to receive such dividends as may be declared by the Board and to share ratably in assets available for distribution upon liquidation. There are no pre-emptive rights, conversion rights, redemption provisions or sinking fund provisions with respect to Common Shares under the Articles. Holders of Common Shares are entitled to one vote per share. All Common Shares offered hereby, upon completion of the Offering, will be fully paid and nonassessable.

PREFERRED SHARES

     The Board is empowered to authorize the issuance of Serial Preferred Shares which may be issued in one or more series. All series of Serial Preferred Shares will rank equally and will be identical in all respects, except that the Board may fix with respect to each such series without further action by the shareholders, prior to issuance thereof, the following terms: (a) the designation of the series; (b) the authorized number of shares of the series, subject to certain increases and decreases as determined by the Board from time to time; (c) the dividend rate or rates of the series; (d) the date or dates from which dividends shall accrue and (if applicable) will be cumulative and the dates on which and the period or periods for which dividends, if declared, shall be payable, including the means by which such dates and periods may be established; (e) any redemption rights and redemption prices; (f) the terms and amounts of any sinking fund; (g) the amounts payable on shares of the series on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; (h) whether the shares of the series are convertible into Common Shares or shares of any other class and, if so, the conversion rate or rates or price or prices, any adjustments thereof and all other terms and conditions upon which such conversion may be made; and (i) any restrictions on the issuance of shares of the same or any other class or series. The holders of Serial Preferred Shares will have no voting rights, except as otherwise provided by law as specifically provided in the Articles with respect to certain matters, such as the election of two members of the Board upon default by the Company in the payment of dividends for a 540-day period and amendments to the Articles that would adversely affect the rights of holders of Serial Preferred Shares. All series of Preferred Shares would rank, as to dividend and liquidation rights, senior to Common Shares. The Board has no present intention to issue Preferred Shares.

     Because of its discretion with respect to the creation and issuance of any series of Preferred Shares without shareholder approval, the Board could adversely affect the voting power and other rights of the holders of Common Shares. The ability of the Board to issue Preferred Shares, while providing flexibility in connection with financings, acquisitions and other corporate purposes, could have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of Common Shares, to acquire control of the Company with a view to effecting a merger, sale of the Company's assets or similar transaction, since the issuance of Preferred Shares could be used to dilute the share ownership of a person or entity seeking to obtain control of the Company with a view to effecting a merger, sale of the Company's assets or similar transaction. Additionally, issuance of Preferred Shares could result in there being a class of shares with conversion features and preference over Common Shares with respect to dividends and distributions in liquidation and could also result in the dilution of net income and book value per share of the Company.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Chapter 1704 of the Ohio Revised Code prohibits certain transactions, including mergers, sales of assets and similar corporate transactions, involving Ohio corporations and holders of 10% or more of their voting shares, unless certain advance approvals are obtained or certain other conditions are met.
Section 1701.831 of the Ohio Revised Code imposes certain advance notice and shareholder approval requirements with respect to voting share acquisitions that cross the 20%, 33 1/3% and 50% of voting shares thresholds. Section 1707.041 of the Ohio Revised Code imposes advance filing and notice requirements with respect to certain tender offers and invitations for tenders for more than 10% of certain Ohio corporations. These restraints could discourage potential acquisition proposals and could delay or prevent a change in control of the Company.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Shares is First Chicago Trust Company, Inc. of New York, located in New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Shares in the public market, or the perception that those sales could occur, could adversely affect the prevailing market price of Common Shares and make it more difficult for the Company to sell equity securities in the future at a time and price that it considers appropriate.


     Immediately following completion of the Offering, the Company will have 6,238,744 Common Shares outstanding. All of the 2,825,000 Common Shares being sold in the Offering (or 3,248,750 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable (other than by an "affiliate" of the Company as such term is defined in the Securities Act) without restriction or registration under the Securities Act. Of the Common Shares owned by executive officers and directors of the Company, 3,276,180 shares will be eligible for public sale only if registered under the Securities Act or an exemption from registration is available, including under Rule 144 thereunder, and only following release from or expiration of a 180 day lockup agreement with the Underwriters.



     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted Common Shares for at least one year but less than two years will be entitled to sell in any three-month period a number of such shares that does not exceed the greater of
(i) 1.0% of the then outstanding Common Shares (approximately 62,387 shares immediately after the Offering) or (ii) the average weekly trading volume of Common Shares on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are also subject to certain other requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months immediately preceding the sale is entitled to sell restricted shares pursuant to Rule 144(k) without regard to the limitations described above, if two years have expired since the later of the date on which those restricted shares were acquired from the Company or the date they were acquired from an affiliate of the Company.



     The Company and all of its directors, executive officers and current shareholders who will hold, upon completion of the Offering, 3,413,744 Common Shares, have agreed that they will not, directly or indirectly, without the prior written consent of the Underwriters, and except for any grant of options under the Long-Term Incentive Plan, as described herein, offer, sell, grant any option to purchase or otherwise dispose (or announce any offer, sale, grant of any option to purchase or other disposition) of any Common Shares, or any securities convertible into, or exchangeable or exercisable for, Common Shares, for a period of 180 days after the Closing Date of the Offering.

                                  UNDERWRITING

     In the Underwriting Agreement, the Underwriters, represented by McDonald & Company Securities, Inc. and Morgan Keegan & Company, Inc. (the "Representatives"), have agreed, severally, subject to the terms and conditions therein set forth, to purchase from the Company and the Selling Shareholder, and the Company and the Selling Shareholder have agreed to sell to them, the number of Common Shares totaling 2,825,000 shares, set forth opposite their respective names below. The Underwriters are committed to take and pay for all shares if any shares are purchased.

                                                                                NUMBER OF
                                   UNDERWRITERS                                  SHARES
    --------------------------------------------------------------------------  ---------
    McDonald & Company Securities, Inc........................................
    Morgan Keegan & Company, Inc..............................................
                                                                                  -------
         Total................................................................  2,825,000
                                                                                  =======

     The Company has been advised by the Representatives that the Underwriters propose to offer the Common Shares to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriters may allow to certain selected dealers who are members of the National Association of
Securities Dealers, Inc. (the "NASD") a discount not exceeding $     per share,
and the Underwriters may allow, and such selected dealers may re-allow, a
discount not exceeding $     per share to other dealers who are members of the
NASD. After the Offering, the public offering price and the discount to dealers may be changed by the Representatives.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 423,750 Common Shares at the public offering price, less the underwriting discount, as set forth on the cover page of this Prospectus. The Underwriters may exercise that option only to cover over-allotments in the sale of the Common Shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase the same percentage of the option shares as the number of shares to be purchased and offered by that Underwriter in the table above bears to the total.

     The Company and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities which may be incurred in connection with the Offering, including liabilities under the Securities Act of 1933.

     The Company, the Selling Shareholder and the directors, executive officers and current shareholders of the Company have agreed that they will not offer, sell, transfer or otherwise dispose of any Common Shares, or any securities convertible into or exchangeable for Common Shares, for a period of 180 days from the date of this Prospectus, without the prior written consent of McDonald & Company Securities, Inc.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales of Common Shares offered by this Prospectus to any accounts over which they exercise discretionary authority.

     At the request of the Company, up to 100,000 Common Shares offered in the Offering have been reserved for sale to employees of the Company and certain members of their families. The price of those shares to those persons will be equal to the public offering price set forth on the cover page of this Prospectus. The number of shares available to the general public will be reduced to the extent those persons purchase reserved shares. Any shares not so purchased will be offered in the Offering at the public offering price set forth on the cover page of this Prospectus.

     In connection with the Offering and in compliance with applicable law, the Underwriters may overallot or effect transactions that stabilize, maintain, or otherwise affect the market price of the Common Shares at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the Offering. A penalty bid means an arrangement that permits McDonald & Company Securities, Inc., as managing underwriter, to reclaim a selling concession from a syndicate member in connection with the Offering when securities originally sold by the syndicate member are purchased in stabilizing or syndicate covering transactions. These transactions may be effected on the Nasdaq National Market or otherwise. The Underwriters are not required to engage in any of these activities. Any such activities, if commenced, may be discontinued at any time.

     Prior to the Offering, there has not been any public market for the Common Shares. Consequently, the initial public offering price for the Common Shares included in the Offering will be determined by negotiations between the Company and the Representatives. Among the factors considered in determining that price will be the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies that are comparable to the Company.

                                 LEGAL MATTERS

     The validity of the Common Shares offered hereby will be passed upon for the Company by Baker & Hostetler LLP, Cleveland, Ohio and certain legal matters will be passed upon for the Underwriters by Calfee, Halter & Griswold LLP, Cleveland, Ohio.

                                    EXPERTS

     The financial statements included in this Prospectus, except as they relate to the unaudited periods, have been so included in reliance on the reports of Grant Thornton LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Effective October 20, 1995, the Company replaced Ernst & Young LLP as its independent accountants. The decision to change accountants was approved by the Board of Directors. There were no disagreements with the former accountants on any matter of accounting principles or practices, or auditing scope or procedure. Ernst & Young LLP has not audited or otherwise expressed an opinion on any of the financial statements included in this Registration Statement.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) on Form S-1 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. The Company affirms that the material terms of such contracts and other documents are accurately described in this Prospectus. The Registration Statement and those exhibits and schedules can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 66061 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of that material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 29549, at prescribed rates. The Commission also maintains a Web site (address http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that filed electronically with the Commission.

     The Company intends to furnish its shareholders with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
International Total Services, Inc. and Subsidiaries
  Report of Independent Certified Public Accountants..................................   F-2
  Consolidated Balance Sheets at March 31, 1997 and 1996 and June 30, 1997............   F-3
  Consolidated Statements of Earnings for the years ended March 31, 1997, 1996 and
     1995 and for the three months ended June 30, 1997 and 1996.......................   F-4
  Consolidated Statements of Shareholders' Equity for the years ended March 31, 1997,
     1996 and 1995 and for the three months ended June 30, 1997.......................   F-5
  Consolidated Statements of Cash Flows for the years ended March 31, 1997, 1996 and
     1995 and for the three months ended June 30, 1997 and 1996.......................   F-6
  Notes to Consolidated Financial Statements..........................................   F-7

Intex Aviation Services, Inc.
  Report of Independent Certified Public Accountants..................................  F-16
  Balance Sheets at December 31, 1996 and 1995 and March 31, 1997.....................  F-17
  Statements of Earnings for the years ended December 31, 1996, 1995 and 1994 and for the three months ended March 31, 1997 and 1996...................................  F-18
  Statements of Shareholders' Equity for the years ended December 31, 1996, 1995 and
     1994 and for the three month period ended March 31, 1997.........................  F-19
  Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994 and for the three months ended March 31, 1997 and 1996...............................  F-20
  Notes to Financial Statements.......................................................  F-21

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------
SHAREHOLDERS AND BOARD OF DIRECTORS
INTERNATIONAL TOTAL SERVICES, INC.

We have audited the accompanying consolidated balance sheets of International Total Services, Inc. and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Total Services, Inc. and subsidiaries as of March 31, 1997 and 1996, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.

                                          GRANT THORNTON LLP

Cleveland, Ohio
May 9, 1997, except for the first paragraph of Note A and the second and third paragraphs of Note J for which the date is June 17, 1997

INTERNATIONAL TOTAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS

                                                                                         MARCH 31,
                                                                 JUNE 30,       ---------------------------
                                                                   1997            1997            1996
                                                                -----------     -----------     -----------
                                                                (UNAUDITED)
                                          ASSETS
CURRENT ASSETS
  Cash and cash equivalents...................................  $ 1,711,160     $ 1,452,028     $ 1,872,787
  Accounts receivable -- net of allowance for doubtful
    accounts of $100,000 in each year.........................   14,998,628      11,784,252       9,075,726
  Deferred taxes..............................................    1,493,521       1,493,521       1,284,901
  Other current assets........................................    2,536,279       1,555,988       1,175,646
                                                                -----------     -----------     -----------
         Total current assets.................................   20,739,588      16,285,789      13,409,060
Notes Receivable from Officers................................      462,782         445,119       2,271,949
Property and Equipment
  Security equipment..........................................    2,873,029       2,758,716       2,385,900
  Service equipment...........................................    1,720,457       1,657,055       1,565,135
  Computer equipment..........................................    1,769,686       1,758,405       1,320,141
  Furniture and fixtures......................................      941,615         859,933         547,761
  Leasehold improvements......................................           --          56,387          56,387
  Autos.......................................................      502,710         499,835         203,581
                                                                -----------     -----------     -----------
                                                                  7,807,497       7,590,331       6,078,905
  Less accumulated depreciation and amortization..............    4,498,442       4,335,864       2,740,118
                                                                -----------     -----------     -----------
                                                                  3,309,055       3,254,467       3,338,787
Intangibles, less accumulated amortization of $648,480 and
  $440,783 in 1997 and 1996, respectively.....................    9,859,568       4,345,518       1,792,973
Security Deposits and Other...................................       99,359       2,670,244          79,329
                                                                -----------     -----------     -----------
                                                                  9,958,927       7,015,762       1,872,302
                                                                -----------     -----------     -----------
                                                                $34,470,352     $27,001,137     $20,892,098
                                                                ===========     ===========     ===========

                           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Notes payable to bank.......................................  $ 2,400,000     $ 2,400,000     $ 4,753,424
  Current maturities of long-term obligations.................       63,790         120,536          52,281
  Trade accounts payable......................................    5,943,240       2,747,803       2,784,346
  Accrued payroll and payroll taxes...........................    8,203,564       8,702,819       7,337,828
  Other accrued expenses......................................    1,793,965       1,417,662       1,030,259
  Income taxes payable........................................      996,622         572,875         401,704
                                                                -----------     -----------     -----------
         Total current liabilities............................   19,401,181      15,961,695      16,359,842
Deferred Tax Liability........................................      288,827         288,827         390,207
Long-Term Obligations.........................................   10,754,938       7,555,649         164,140
Commitments and Contingencies.................................           --              --              --
STOCKHOLDERS' EQUITY
    Class A preferred stock, $2,000 par value -- authorized 50
      shares, issued 10 shares in 1996........................           --              --          20,000
    Class E preferred stock, $1,000 par value -- authorized
      300 shares, issued and outstanding 200 shares in 1996...           --              --         200,000
    Common stock, without par value, stated at $.01 per
      share -- authorized 20,000,000 shares, issued 3,660,357
      and 6,446,310 shares in 1997 and 1996, respectively.....       36,540          36,604          64,463
    Additional paid-in capital................................      450,456         472,892         362,193
    Cumulative translation adjustment.........................      (98,854)        (98,854)        (78,174)
    Retained earnings.........................................    3,637,264       2,784,324       3,998,377
                                                                -----------     -----------     -----------
                                                                  4,025,406       3,194,966       4,566,859
    Less treasury stock, 10 shares Class A preferred stock and
      806,727 shares of common stock in 1996..................           --              --         588,950
                                                                -----------     -----------     -----------
                                                                  4,025,406       3,194,966       3,977,909
                                                                -----------     -----------     -----------
                                                                $34,470,352     $27,001,137     $20,892,098
                                                                ===========     ===========     ===========

        The accompanying notes are an integral part of these statements.

INTERNATIONAL TOTAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF EARNINGS

                             FOR THE THREE MONTHS ENDED
                                      JUNE 30,                   FOR THE YEARS ENDED MARCH 31,
                             ---------------------------   ------------------------------------------
                                 1997           1996           1997           1996           1995
                             ------------   ------------   ------------   ------------   ------------
                                     (UNAUDITED)
Operating revenues.........  $ 38,363,508   $ 24,106,130   $115,241,516   $ 95,462,891   $ 92,654,181
Cost of operating
  revenues.................    31,823,578     20,474,630     98,337,729     81,340,962     79,981,094
                             ------------   ------------   ------------   ------------   ------------
     Gross profit..........     6,539,930     (3,631,500)    16,903,787     14,121,929     12,673,087
Selling, general and
  administrative
  expenses.................     4,639,249      2,772,825     13,333,545     11,603,393     12,654,456
                             ------------   ------------   ------------   ------------   ------------
     Operating profit......     1,900,681        853,675      3,570,242      2,518,536         18,631
Other expense (income)
  Interest expense.........       421,949        133,044        764,845        654,057        332,772
  Interest income..........        (7,948)       (34,509)      (127,510)      (131,531)      (144,361)
                             ------------   ------------   ------------   ------------   ------------
                                  414,001         98,535        637,335        522,526        188,411
                             ------------   ------------   ------------   ------------   ------------
     Earnings (loss) before
       income taxes........     1,486,680        760,140      2,932,907      1,996,010       (169,780)
Income taxes...............       633,740        318,020      1,237,117        958,427        547,852
                             ------------   ------------   ------------   ------------   ------------
     NET EARNINGS (LOSS)...  $    852,940   $    442,120   $  1,695,790   $  1,037,583   $   (717,632)
                             ------------   ------------   ------------   ------------   ------------
Earnings (loss) per
  share....................  $       0.23   $       0.07   $       0.33   $       0.18   $      (0.12)
                             ============   ============   ============   ============   ============
Weighted average number of
  shares...................     3,654,985      5,945,022      5,089,480      5,775,880      6,292,976
                             ============   ============   ============   ============   ============

        The accompanying notes are an integral part of these statements.

INTERNATIONAL TOTAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED MARCH 31, 1997, 1996 AND 1995 AND THE THREE MONTHS ENDED JUNE 30, 1997 (UNAUDITED)

                                                                                                  UNREALIZED
                                                    CLASS A     CLASS E              ADDITIONAL    LOSS ON     CUMULATIVE
                                                   PREFERRED   PREFERRED   COMMON     PAID-IN     MARKETABLE   TRANSLATION
                                                     STOCK       STOCK      STOCK     CAPITAL     SECURITIES   ADJUSTMENT
                                                   ---------   ---------   -------   ----------   ----------   -----------
BALANCE AT APRIL 1, 1994.........................   $20,000    $ 200,000   $64,463    $362,193     $(27,893)    $ (24,480)
Translation adjustment...........................        --           --       --           --           --        15,002
Unrealized loss on securities....................        --           --       --           --      (23,624)           --
Purchase of 10 shares of Class A Preferred Stock
  and 572,198 shares of common stock for
  treasury.......................................        --           --       --           --           --            --
Issuance of 25,785 common shares from treasury...        --           --       --           --           --            --
Net loss.........................................        --           --       --           --           --            --
                                                    -------     --------   -------    --------     --------      --------
BALANCE AT MARCH 31, 1995........................    20,000      200,000   64,463      362,193      (51,517)       (9,478)
Translation adjustment...........................        --           --       --           --           --       (68,696)
Sale of marketable securities....................        --           --       --           --       51,517            --
Purchase of 286,099 shares of common stock for
  treasury.......................................        --           --       --           --           --            --
Issuance of 25,785 common shares from treasury...        --           --       --           --           --            --
Net earnings.....................................        --           --       --           --           --            --
                                                    -------     --------   -------    --------     --------      --------
BALANCE AT MARCH 31, 1996........................    20,000      200,000   64,463      362,193           --       (78,174)
Purchase of 2,028,477 shares of common stock for
  treasury.......................................        --           --       --           --           --            --
Issuance of 45,124 common shares from treasury...        --           --       --      171,000           --            --
Translation adjustment...........................        --           --       --           --           --       (20,680)
Dividends declared -- Class E Preferred Stock....        --           --       --           --           --            --
Redemption Class E Preferred Stock...............        --     (200,000)      --           --           --            --
Merger of NBC Leasing............................        --           --       --       34,862           --            --
Retirement of Treasury Stock.....................   (20,000)          --   (27,859)    (95,163)          --            --
Net earnings.....................................        --           --       --           --           --            --
                                                    -------     --------   -------    --------     --------      --------
BALANCE AT MARCH 31, 1997........................   $    --    $      --   $36,604    $472,892     $     --     $ (98,854)
Purchase of 6,446 shares.........................        --           --       (64)    (22,436)          --            --
Net earnings.....................................        --           --       --           --           --            --
                                                    -------     --------   -------    --------     --------      --------
BALANCE AT JUNE 30, 1997 (UNAUDITED).............   $    --    $      --   $36,540    $450,456     $     --     $ (98,854)
                                                    =======     ========   =======    ========     ========      ========


                                                                                TOTAL
                                                    RETAINED     TREASURY    STOCKHOLDERS'
                                                    EARNINGS      STOCK         EQUITY
                                                   ----------   ----------   ------------
BALANCE AT APRIL 1, 1994.........................  $3,678,426   $       --    $4,272,709
Translation adjustment...........................          --           --        15,002
Unrealized loss on securities....................          --           --       (23,624)
Purchase of 10 shares of Class A Preferred Stock
  and 572,198 shares of common stock for
  treasury.......................................          --     (425,000)     (425,000)
Issuance of 25,785 common shares from treasury...          --       18,025        18,025
Net loss.........................................    (717,632)          --      (717,632)
                                                   ----------   ----------    ----------
BALANCE AT MARCH 31, 1995........................   2,960,794     (406,975)    3,139,480
Translation adjustment...........................          --           --       (68,696)
Sale of marketable securities....................          --           --        51,517
Purchase of 286,099 shares of common stock for
  treasury.......................................          --     (200,000)     (200,000)
Issuance of 25,785 common shares from treasury...          --       18,025        18,025
Net earnings.....................................   1,037,583           --     1,037,583
                                                   ----------   ----------    ----------
BALANCE AT MARCH 31, 1996........................   3,998,377     (588,950)    3,977,909
Purchase of 2,028,477 shares of common stock for
  treasury.......................................          --   (1,226,584)   (1,226,584)
Issuance of 45,124 common shares from treasury...          --       31,544       202,544
Translation adjustment...........................          --           --       (20,680)
Dividends declared -- Class E Preferred Stock....     (52,000)          --       (52,000)
Redemption Class E Preferred Stock...............          --           --      (200,000)
Merger of NBC Leasing............................  (1,219,513)       2,638    (1,182,013)
Retirement of Treasury Stock.....................  (1,638,330)   1,781,352            --
Net earnings.....................................   1,695,790           --     1,695,790
                                                   ----------   ----------    ----------
BALANCE AT MARCH 31, 1997........................  $2,784,324   $       --    $3,194,966
Purchase of 6,446 shares.........................          --           --       (22,500)
Net earnings.....................................     852,940           --       852,940
                                                   ----------   ----------    ----------
BALANCE AT JUNE 30, 1997 (UNAUDITED).............  $3,637,264   $       --    $4,025,406
                                                   ==========   ==========    ==========

        The accompanying notes are an integral part of these statements.

INTERNATIONAL TOTAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                        FOR THE THREE MONTHS ENDED
                                                 JUNE 30,                   FOR THE YEARS ENDED MARCH 31,
                                        --------------------------    -----------------------------------------
                                           1997           1996           1997           1996           1995
                                        -----------    -----------    -----------    -----------    -----------
OPERATING ACTIVITIES:
  Net earnings........................  $   852,940    $   442,120    $ 1,695,790    $ 1,037,583    $  (717,632)
  Adjustments to reconcile net
      earnings to net cash provided by
      (used in) operating activities:
    Depreciation......................      243,513        206,171        837,466        897,291        771,950
    Amortization......................      241,436         83,129        207,697        268,321        166,812
    Loss (gain) on disposal of
      equipment.......................        3,321        137,822        297,719       (113,998)       (14,583)
    Gain on sale of marketable
      securities......................           --             --             --        (27,251)            --
    Deferred income taxes.............           --             --       (310,000)      (294,785)      (313,914)
    Stock compensation................           --             --        202,544         18,025         18,025
    Changes in operating assets and
      liabilities:
      Accounts receivable.............   (3,214,376)        16,731     (2,708,526)      (500,940)    (1,322,894)
      Other current and noncurrent
         assets.......................     (551,798)        85,916       (518,417)        11,827       (880,673)
      Trade accounts payable..........      151,929       (308,111)       314,826        404,191        430,293
      Accrued expenses................     (300,796)       346,431      1,923,565        263,658      1,704,441
                                        -----------    -----------    -----------    -----------    -----------
         Net cash provided by (used
           in) operating activities...   (2,573,831)     1,010,209      1,942,664      1,963,922       (158,175)
INVESTING ACTIVITIES:
  Additions to property and
    equipment.........................     (298,100)      (246,039)    (1,051,649)      (900,599)    (1,518,057)
  Proceeds received from sale of
    equipment.........................       11,020         20,009        160,278        542,844        220,200
  Proceeds from sale of marketable
    securities........................           --             --             --        109,185             --
  Payments for acquisitions of
    businesses, primarily by purchase
    of security contracts.............           --             --     (2,760,242)            --     (2,838,365)
  Deposit on acquisition of business
    of Intex Aviation Services,
    Inc...............................           --             --     (2,570,886)            --             --
                                        -----------    -----------    -----------    -----------    -----------
         Net cash (used in) investing
           activities.................     (287,080)      (226,030)    (6,222,499)      (248,570)    (4,136,222)
FINANCING ACTIVITIES:
  Net borrowings (payments) on note
    payable to bank...................    3,218,676       (109,932)     2,005,072       (819,021)     5,108,880
  Borrowings on subordinated debt.....           --             --      3,000,000             --             --
  Borrowings on long-term debt........           --             --        153,550         77,763        343,200
  Principal payments on long-term
    debt..............................      (76,133)       (18,713)       (52,282)       (99,364)      (135,922)
  Purchase of treasury stock..........      (22,500)            --     (1,226,584)      (200,000)      (425,000)
                                        -----------    -----------    -----------    -----------    -----------
         Net cash provided by (used
           in) financing activities...    3,120,043       (128,645)     3,879,756     (1,040,622)     4,891,158
Effect of exchange rates on cash......           --             --        (20,680)       (68,696)        15,002
                                        -----------    -----------    -----------    -----------    -----------
         NET (DECREASE) INCREASE IN
           CASH.......................      259,132        655,534       (420,759)       606,034        611,763
Cash and cash equivalents at beginning
  of year.............................    1,452,028      1,872,787      1,872,787      1,266,753        654,990
                                        -----------    -----------    -----------    -----------    -----------
Cash and cash equivalents at end of
  year................................  $ 1,711,160    $ 2,528,321    $ 1,452,028    $ 1,872,787    $ 1,266,753
                                        ===========    ===========    ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
  Cash paid for:
    Interest..........................  $   421,949    $   142,218    $   782,382    $   610,333    $   331,474
                                        ===========    ===========    ===========    ===========    ===========
    Income taxes......................  $   188,502    $   214,758    $ 1,230,953    $ 1,137,953    $ 1,312,282
                                        ===========    ===========    ===========    ===========    ===========

        The accompanying notes are an integral part of these statements.

INTERNATIONAL TOTAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 1997, 1996 AND 1995 AND JUNE 30, 1997 AND 1996 (UNAUDITED)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies consistently applied in the preparation of the combined financial statements follows. All share and per share amounts have been adjusted for the 12,892.62 for 1 stock split declared on June 17, 1997.

  Presentation

     The interim financial statements as of June 30, 1997 and 1996 and the three months then ended as included herein are unaudited. However, in the opinion of management, such information reflects all adjustments, consisting only of normal recurring accruals necessary for a fair presentation of the information shown. The interim financial statements for the periods stated and notes presented herein do not contain certain information included in the Company's annual financial statements and notes as also herein presented. Results for interim periods are not necessarily indicative of results expected for the full year.

  Revenue Recognition

     The Company recognizes revenues from services provided under contracts as those services are performed; revenues from sales of screening systems and other products are recognized when those products are shipped to customers.

  Business

     International Total Services, Inc. (the Company) is a provider of commercial security and aviation services, providing personnel and management support to airlines at airports primarily in the United States and Europe. One airline customer accounted for 18.9%, 18.4% and 27.6% of operating revenues for the years ended March 31, 1997, 1996 and 1995, respectively. Another airline customer accounted for 11.8%, 15% and 13.6% of operating revenues for the same periods. Furthermore, five airline customers, including the two noted above, accounted for approximately 51%, 51% and 56% of operating revenues for the years ended March 31, 1997, 1996 and 1995, respectively, and 35%, 39% and 42%, respectively, of accounts receivable at those dates.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned foreign and domestic subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     International Transport Security, Inc. (Transport) was a corporation under common ownership with the Company until it was dissolved in March 1996. The sole function of Transport was to pay compensation to the officers and other corporate personnel of the Company for which Transport received a management fee. Accordingly, Transport's accounts have been included in the consolidated financial statements through the date of dissolution. Upon dissolution of Transport, the Company began paying all compensation directly.

     NBC Leasing, Inc. (NBC) was a corporation under common ownership until it was acquired by and merged into the Company on March 31, 1997. The acquisition was accounted for in a manner similar to a pooling; as such, NBC's assets and liabilities were recorded at historical cost as of the date of acquisition.

     NBC leased machinery and equipment to the Company on a month-to-month basis. Lease payments for the years ended March 31, 1997, 1996 and 1995 amounted to $138,384, $205,297 and $260,862, respectively. The Company provided management and financial consulting services to NBC and recognized management fee income in the amount of $60,000 in all three years.

INTERNATIONAL TOTAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

  Cash Flow Statement

     For purposes of the Statement of Cash Flows, the Company considers all short-term, highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     During the year ended March 31, 1997, the Company entered into the following noncash transactions:

          (1) The Company redeemed 200 shares of Class E preferred stock from its principal shareholder in exchange for a $200,000 note receivable from the shareholder. In addition, the Company declared $52,000 in dividends, including all dividend arrearages, on the preferred shares and paid the dividends by reducing the accrued interest receivable due on the note.

          (2) The Company acquired NBC by issuing from treasury 4,126 shares of common stock to its principal shareholder, paying $12,500 to the other NBC shareholders and by offsetting $1,695,414 in notes and accrued interest receivable due from the shareholders of NBC against corresponding obligations of NBC to the shareholders. The notes and interest receivable included $1,271,560 due from the Company's principal shareholder. The shareholders of NBC were also officers of the Company.

  Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments (SFAS 107), requires disclosure of the following information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of the following disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. These amounts represent management's best estimates of fair value.

     The carrying value of cash and cash equivalents, net trade receivables and payables approximate fair value due to the relatively short period to maturity of these instruments. The carrying value of long-term debt approximates fair value based on borrowing rates currently available to the Company for debt with comparable maturities. The carrying value of notes receivable from officers approximates fair value based on the interest rates on the notes compared to rates available to the Company for comparable investments.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the respective assets, principally five or seven years, using the straight-line method.

  Intangibles

     During fiscal years ended March 31, 1997 and 1995, the Company acquired various aviation service businesses, primarily through the assumption of certain security service contracts for approximately $2,795,000 and $2,838,000, respectively. A substantial portion of the purchase price was allocated to intangibles, the balance of which are noted below:

                                                                        MARCH 31,
                                                               ---------------------------
                                                                  1997             1996
                                                               -----------      ----------
     Goodwill................................................  $ 2,309,000      $1,678,000
     Service contracts.......................................      251,000         187,000
     Covenant not to compete.................................      200,000         200,000
                                                               -----------      ----------
                                                               $ 2,760,000      $2,065,000
                                                               ===========      ==========

INTERNATIONAL TOTAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     In fiscal 1997, the Company changed its estimate of the useful life of acquired goodwill from 5 and 10 years to 20 years based upon what management believes is a better approximation of the life of the contracts, including renewals, based on the Company's retention rate and the additional business obtained as a result of entering new markets through the acquisition of existing contracts. As a result, amortization expense for 1997 was approximately $140,000 less than what it would have been under the previous methods. The service contracts and covenants not to compete are being amortized over their remaining lives of up to five years. Amortization of intangibles was $207,697, $268,321 and $166,812 for the fiscal years ended March 31, 1997, 1996 and 1995, respectively.

     Management of the Company assesses the recoverability of its long-lived assets by using projected undiscounted future cash flows to determine whether the carrying amount of the asset can be recovered over its remaining life. The evaluation of long-lived assets also takes into consideration operating results and trends and prospects of the Company. Based on the assessments made, management believes no impairment of the Company's intangible and tangible assets has occurred.

     The Company's methodology is consistent with the provisions of Statement of Financial Accounting Standards No. 121 (SFAS 121), Accounting for the Impairment of Long-Lived Assets and Assets To Be Disposed Of.

  Research and Development

     During the fiscal year ended March 31, 1995, the Company incurred and charged to expense approximately $500,000 in research and development costs. No such costs were incurred in the fiscal years ended March 31, 1997 or 1996.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


  Earnings per Share



     Earnings (loss) per share ("EPS") are determined by dividing net earnings
(loss) by the weighted average number of common shares outstanding during each period, after giving effect to preferred dividend requirements. In November 1996, the Company granted 45,124 common shares to certain officers. These shares were granted within a one-year period from the initial filing of the Registration Statement referred to in Note J. Accordingly, these shares have been treated as outstanding in the computation of EPS throughout all reported periods. In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings per Share". This statement simplifies the standards for computing earnings per share and makes them comparable to international EPS standards. This statement is effective for financial statements issued for periods ending after December 15, 1997. The Company does not believe adoption of this standard will have a significant impact on reported EPS.


  Supplemental Pro Forma Net Earnings and Net Earnings Per Share

     The Company's supplemental pro forma net earnings and net earnings per share for the year ended March 31, 1997 and the three months ended June 30, 1997 are $2,136,000 and $1,098,000 and $.35 and $.22, respectively.

INTERNATIONAL TOTAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     The supplemental pro forma net earnings and net earnings per share reflect the issuance of shares necessary to retire $13,068,000 and $9,758,000 of notes payable and the resulting increase in net earnings in the amount of $440,000 and $245,000 for the year ended March 31, 1997 and the three months ended June 30, 1996, respectively. The calculation is based on the weighted average shares outstanding used in the calculation of net earnings per share, adjusted for the estimated shares at each date that would be issued by the Company, i.e. 998,016 and 1,336,552 shares, respectively, at $11.00 per share to retire these obligations.

NOTE B -- CAPITAL STOCK

     Through March 31, 1997 the Company had authorized five classes of preferred stock (A through E), at which date there were 50 authorized shares of Class A preferred. Ten of the Class A preferred had been issued, all of which were reacquired for $25,000 in 1995 and retired in 1997. Class A shares had 6% cumulative dividend rights and were redeemable at the Company's option. There also were 300 authorized shares of Class E preferred. The 200 shares issued and outstanding at March 31, 1996 and 1995 were redeemed and retired in 1997. Class E shares had 8% cumulative dividend rights. In March 1997, the Company declared and paid dividends on Class E preferred shares in the amount of $52,000 which included all dividends in arrears at that date. Additionally there were 100 authorized shares each of Class B, C and D nonvoting preferred stock, none of which were issued.

     During 1995, 1996 and 1997, the Company reacquired 572,198 shares, 286,099 shares and 2,028,477 shares of its common stock. During the three years, the Company reissued 96,694 of those shares, including 45,124 shares valued at $202,544 granted to certain officers in November 1996. The Company retired all treasury shares as of March 31, 1997. In April 1997 the Company reacquired and retired 6,446 shares from a former employee for $9,000.

NOTE C -- FINANCING ARRANGEMENTS

     The Company has a committed credit facility secured by all domestic accounts receivable, equipment, and other assets. The facility consists of a revolving promissory note of $10,500,000, a $2,000,000 term loan and a $900,000 term loan. The revolving promissory note bears interest at 1.25% over the bank's prime rate (8 1/2% at March 31, 1997). The credit facility provides the Company with a credit line based upon 80% of domestic and 50% of foreign outstanding accounts receivable less than 90 days past due and carries an annual commitment fee of .2% on the daily average unused amount of the commitments. Effective March 31, 1997, the revolving promissory note was amended and the maturity date was extended until March 31, 1999. Accordingly, the note has been classified as long-term debt and excluded from the table below at March 31, 1997.

     The $2,000,000 term loan bears interest at a fixed rate of 9.832% and requires monthly principal payments of $41,667 beginning May 1997 with a final lump sum payment of $1,749,998 due November 1, 1997. The $900,000 term loan bears interest at 2% over the bank's prime rate. The unpaid balance on the $900,000 term loan is due December 31, 1997.

     Notes payable to bank consists of the following:

                                                                   1997            1996
                                                                ----------      ----------
     Revolving promissory note................................  $       --      $3,853,424
     $2,000,000 term loan.....................................   2,000,000              --
     $900,000 term loan.......................................     400,000         900,000
                                                                ----------      ----------
                                                                $2,400,000      $4,753,424
                                                                ==========      ==========

INTERNATIONAL TOTAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE D -- INCOME TAXES

     The provision for income taxes consists of the following for the years ended March 31:

                                                    1997            1996            1995
                                                 -----------     -----------     -----------
     Pretax Income
       Domestic................................  $ 2,497,259     $ 1,898,242     $   481,855
       Foreign.................................      435,648         361,078         227,002
                                                 -----------     -----------     -----------
          Total (A)............................  $ 2,932,907     $ 2,259,320     $   708,857
                                                 ===========     ===========     ===========
     Current
       Federal.................................  $ 1,095,000     $   883,738     $   460,128
       State...................................      253,000         232,702         145,704
       Foreign.................................      199,117         136,772          67,863
       Settlement of federal liability.........           --              --         188,071
                                                 -----------     -----------     -----------
          Total current........................    1,547,117       1,253,212         861,766
     Deferred
       Federal.................................     (260,000)       (250,567)       (263,632)
       State...................................      (50,000)        (44,218)        (50,282)
                                                 -----------     -----------     -----------
          Total deferred.......................     (310,000)       (294,785)       (313,914)
                                                 -----------     -----------     -----------
          Total Provision......................  $ 1,237,117     $   958,427     $   547,852
                                                 ===========     ===========     ===========

---------------

(A) Excludes Transport's loss as an "S-Corporation", $263,310 in 1996 and $878,637 in 1995.

     Deferred income taxes reflect the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for income tax purposes. Significant components of deferred tax assets and liabilities relate to the following at March 31:

                                                    1997            1996            1995
                                                 -----------     -----------     -----------
     Deferred tax assets:
       Deferred compensation...................  $   428,000     $   360,000     $   360,000
       Accrued workers' compensation...........      359,950         400,283         209,818
       Accrued legal expenses..................      535,762         324,078         293,577
       Other accruals not currently
          deductible...........................      179,738         163,864          70,872
       Amortization of intangibles.............       51,470          21,798           7,765
       Allowance for doubtful accounts.........       40,000          40,000          40,498
       State income taxes......................       45,866          30,578          25,820
       Other...................................       50,045          54,630          40,280
                                                 -----------     -----------     -----------
          Total deferred tax assets............  $ 1,690,831     $ 1,395,231     $ 1,048,630
                                                 ===========     ===========     ===========
     Deferred tax liabilities:
       Depreciation............................  $   340,297     $   412,005     $   446,333
       Deferred expenses.......................      111,514          57,144              --
       Other...................................       34,326          31,388           2,388
                                                 -----------     -----------     -----------
          Total deferred tax liabilities.......  $   486,137     $   500,537     $   448,721
                                                 ===========     ===========     ===========
          Net deferred tax assets..............  $ 1,204,694     $   894,694     $   599,909
                                                 ===========     ===========     ===========

INTERNATIONAL TOTAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     A reconciliation of the provision for income taxes with the U.S. Federal Statutory tax rate is as follows:

                                              1997       PERCENT       1996       PERCENT       1995       PERCENT
                                           ----------    -------    ----------    -------    ----------    -------
Statutory tax rates
  Federal rate............................ $  997,188      34.0%    $  768,169      34.0%    $  241,011      34.0%
  State income tax -- net of federal
    tax...................................    128,460       4.4%       124,399       5.5%        62,979       8.9%
  Effective rates of foreign tax..........     50,997       1.8%        14,005       0.6%        (9,318)     (1.3%)
  Non deductible items....................     59,848       2.0%        64,988       2.9%        69,842       9.9%
  Settlement of income tax liability for
    years ended March 31, 1990-1992
    resulting from an Internal Revenue
    Service examination...................         --        --             --        --        188,071      26.5%
  Other -- net............................        624       0.0%       (13,134)     (0.6%)       (4,733)     (0.7%)
                                           ----------     -----     ----------     -----     ----------     -----
                                           $1,237,117      42.2%    $  958,427      42.4%    $  547,852      77.3%
                                           ==========     =====     ==========     =====     ==========     =====

NOTE E -- LONG-TERM OBLIGATIONS

     Long-term obligations consist of the following at March 31:

                                                     1997            1996            1995
                                                  -----------     -----------     ----------
     Revolving bank note........................  $ 4,358,496     $        --     $       --
     Subordinated debt..........................    3,000,000              --             --
     Capital lease obligations..................      164,140         216,421        186,836
     Other......................................      153,549              --         51,186
                                                   ----------      ----------     ----------
                                                    7,676,185         216,421        238,022
       Less current portion.....................      120,536          52,281         85,942
                                                   ----------      ----------     ----------
                                                  $ 7,555,649     $   164,140     $  152,080
                                                   ==========      ==========     ==========

     The revolving bank note represents borrowings under the Company's domestic credit facility as described in Note C. The note matures March 31, 1999.

     The subordinated debt consists of a note payable, due in twelve quarterly principal installments of $250,000, beginning February 1999. Quarterly interest payments are made on a current basis at a fixed rate of 20%. The note is subordinated to all borrowings provided under the bank credit facility contained in Note C.

     The capital lease obligations relate to equipment used in the Company's operations. The cost of property and equipment at March 31, 1997, 1996 and 1995 includes $280,963, $280,963 and $203,200, respectively, related to these capital leases, while accumulated depreciation includes $86,265, $48,649 and $8,711, respectively.

     The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of March 31, 1997:

                               YEARS ENDED MARCH 31,
        --------------------------------------------------------------------
        1998................................................................  $ 71,642
        1999................................................................    71,642
        2000................................................................    44,285
                                                                              --------
        Total minimum lease payments........................................   187,569
        Less amount representing interest...................................    23,429
                                                                              --------
        Present value of net minimum lease payments.........................  $164,140
                                                                              ========

INTERNATIONAL TOTAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     Aggregate maturities for all long-term obligations at March 31, 1997 are as follows:

                              YEARS ENDED MARCH 31,
        ------------------------------------------------------------------
        1998..............................................................  $  120,536
        1999..............................................................   4,726,773
        2000..............................................................   1,078,876
        2001..............................................................   1,000,000
        2002..............................................................     750,000
                                                                            ----------
                                                                            $7,676,185
                                                                            ==========

NOTE F -- LEASE OBLIGATIONS

     The Company leases certain equipment and facilities under operating leases which expire at various dates through December 31, 2001. The future minimum lease commitments under these operating leases are as follows:

                              YEARS ENDED MARCH 31,
        ------------------------------------------------------------------
        1998..............................................................  $1,036,576
        1999..............................................................     708,338
        2000..............................................................     559,247
        2001..............................................................     520,718
        2002..............................................................     363,239
                                                                            ----------
                                                                            $3,188,118
                                                                            ==========

     Rent expense incurred under operating leases was $1,440,274, $1,721,867 and $1,653,709 for the years ended March 31, 1997, 1996 and 1995, respectively.

NOTE G -- RELATED PARTY TRANSACTIONS

     The notes receivable from officers at March 31, 1997 consist of two notes from the Company's principal shareholder, plus accrued interest thereon. One note, in the amount of $252,720, bears interest at the rate of 8.15% and is secured by a mortgage on the shareholder's home. The other note, in the amount of $70,000, is unsecured and bears interest at the rate of 10%. Both notes provide for monthly payments of principal and interest, which payments were delinquent at March 31, 1997. The shareholder will repay his indebtedness to the Company at the time of consummation of the Offering referred to in Note J. Interest income on shareholder notes amounted to $119,285, $136,737 and $136,105 in the years ended March 31, 1997, 1996 and 1995, respectively.

NOTE H -- LITIGATION

     The Company is subject to on-going legal proceedings and claims which arise in the ordinary course of its business. While the ultimate outcome of these matters cannot be reasonably estimated at this time, these actions, when ultimately settled or adjudicated, will not, in the opinion of management, have a material adverse effect on the financial condition or results of operations of the Company. The Company has accrued for matters where management has determined that it is probable a liability for which a loss or range of loss can be reasonably estimated has been incurred.

INTERNATIONAL TOTAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE I -- COMMITMENT

     The Company carries high deductible workers' compensation insurance that provides coverage to all employees except for those in states that require coverage under the state's workers' compensation funds. The coverage has a deductible of $250,000 per occurrence and an aggregate deductible of $950,000 per policy. Under the terms of the insurance agreements, the Company has $90,000 in cash on deposit with insurance carriers and an outstanding letter of credit in the amount of $922,000 on deposit with one carrier at March 31, 1997 under an old policy. These funds and letter of credit serve as collateral for any claims incurred but not reported. The Company has an accrued liability for unpaid claims and claims incurred but not reported of $861,402, $714,124 and $558,149 at March 31, 1997, 1996 and 1995, respectively.

NOTE J -- SUBSEQUENT EVENTS

     Effective April 1, 1997, the Company, through the assumption of various contracts, acquired substantially all of the aviation service business of Intex Aviation Services, Inc. for approximately $5,805,000, which amount included the assumption of $663,000 of liabilities related to the contracts. A deposit of approximately $2,571,000 was paid prior to that date and has been recorded in "Other Assets" on the March 31, 1997 balance sheet. The remaining amount due of $2,571,000 is payable in 105 days and is subject to adjustments based upon billings during that period on the contracts acquired.

     On June 17 1997, the Company's Board of Directors approved the filing of a Registration Statement under the Securities Act of 1933 for a public offering of up to 3,248,750 shares of common stock. Net proceeds from the sale of common stock are estimated to be approximately $25.4 million. The Company will use a portion of the proceeds to reduce its outstanding borrowings. The remainder of the proceeds will be used for general corporate purposes, including working capital to support the Company's growth and possible acquisitions.

     Also on June 17, 1997, the shareholders of the Company approved an amendment to the Company's Articles of Incorporation increasing the authorized shares of stock to 20,000,000 common shares and 5,000,000 serial preferred shares.


NOTE K -- ACQUISTIONS OF OPERATING CONTRACTS



     During the fiscal year ended March 31,1997, the Company acquired security operating contracts from six entities for an aggregate purchase price of approximately $2.8 million. The Company believes the purchase of these contracts to be substantially equivalent to the purchase of a business. Accordingly, the acquisitions have been accounted for under the Purchase method of accounting. The purchase prices have been allocated to the contracts based upon their estimated fair market values; the excess of the purchase prices over the contract values have been allocated to goodwill, which is being charged to operations on a straight-line basis over 20 years (see Note A). Revenues from the acquired contracts have been included in operations from the respective dates of acquisition.



     The following unaudited pro forma results of operations give effect to the above acquisitions as though they had been made at the beginning of the fiscal years shown below.


                                                                           MARCH 31,
                                                                     ----------------------
                                                                       1997         1996
                                                                     ---------    ---------
                                                                     (IN THOUSANDS, EXCEPT
                                                                     FOR PER SHARE AMOUNTS)
    Revenue........................................................   $124,133     $116,246
    Net earnings...................................................     $2,159       $2,341
    Earnings per share.............................................      $0.42        $0.41

INTERNATIONAL TOTAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED


     The pro forma results of operations have been prepared for comparative purposes only and do not purport to present actual operating results had the acquisitions been made at the beginning of each year, or of results which may occur in the future.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------
SHAREHOLDERS AND BOARD OF DIRECTORS
INTEX AVIATION SERVICES, INC.

We have audited the accompanying balance sheets of Intex Aviation Services, Inc. as of December 31, 1996 and 1995, and the related statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intex Aviation Services, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          GRANT THORNTON LLP

Cleveland, Ohio
April 18, 1997

INTEX AVIATION SERVICES, INC.
--------------------------------------------------------------------------------
BALANCE SHEETS

                                                                             DECEMBER 31,
                                                       MARCH 31,      ---------------------------
                                                         1997            1996            1995
                                                      -----------     -----------     -----------
                                                      (UNAUDITED)
                                     ASSETS
CURRENT ASSETS
  Cash and cash equivalents.........................  $   974,500     $   733,214     $   290,898
  Accounts receivable...............................    5,850,500       5,692,734       9,546,396
  Prepaid expenses..................................      364,500         749,372         420,470
                                                      -----------     -----------     -----------
          Total current assets......................    7,189,500       7,175,320      10,257,764
PROPERTY AND EQUIPMENT
  Furniture and fixtures............................       42,400          42,370          51,394
  Machinery and equipment...........................      481,500         481,567         381,931
                                                      -----------     -----------     -----------
                                                          523,900         523,937         433,325
  Less accumulated depreciation.....................      362,000         338,023         311,662
                                                      -----------     -----------     -----------
                                                          161,900         185,914         121,663
                                                      -----------     -----------     -----------
                                                      $ 7,351,400     $ 7,361,234     $10,379,427
                                                      ===========     ===========     ===========

                      LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES
  Notes payable to bank.............................  $ 5,687,000     $ 5,562,000     $ 8,280,000
  Current portion of long-term debt.................       49,200          48,982          47,832
  Deposit on sale of contracts......................    2,570,900              --              --
  Trade accounts payable............................      200,300         120,825         190,782
  Accrued liabilities...............................      749,800         956,040       1,110,782
  State income taxes payable........................           --           4,160          75,852
                                                      -----------     -----------     -----------
          Total current liabilities.................    9,257,200       6,692,007       9,705,248
LONG-TERM DEBT......................................       89,000         101,411         150,394
SHAREHOLDER'S EQUITY
  Common stock, par value $1 per
     share -- authorized -- 100,000 shares, issued
     and outstanding 11,250 shares..................       11,250          11,250          11,250
  Retained earnings (deficit).......................   (2,006,050)        556,566         512,535
                                                      -----------     -----------     -----------
                                                       (1,994,800)        567,816         523,785
                                                      -----------     -----------     -----------
                                                      $ 7,351,400     $ 7,361,234     $10,379,427
                                                      ===========     ===========     ===========

        The accompanying notes are an integral part of these statements.

INTEX AVIATION SERVICES, INC.
--------------------------------------------------------------------------------
STATEMENTS OF EARNINGS

                                     FOR THE THREE MONTHS
                                       ENDED MARCH 31,           FOR THE YEARS ENDED DECEMBER 31,
                                   ------------------------   ---------------------------------------
                                      1997         1996          1996          1995          1994
                                   ----------   -----------   -----------   -----------   -----------
                                         (UNAUDITED)
Operating revenues...............  $8,789,000   $12,490,000   $41,161,899   $48,552,512   $22,714,733
Cost of operating revenues.......   7,882,000    11,169,000    35,877,280    42,393,448    18,595,731
                                   ----------   -----------   -----------   -----------   -----------
          Gross profit...........     907,000     1,321,000     5,284,619     6,159,064     4,119,002
Selling, general and
  administrative expenses........     995,000       656,000     3,247,915     2,875,072     1,482,154
                                   ----------   -----------   -----------   -----------   -----------
          Operating profit
            (loss)...............     (88,000)      665,000     2,036,704     3,283,992     2,636,848
Other expense (income):
  Interest expense...............     114,000       170,000       532,717       504,910        58,299
  Other..........................          --            --       (55,850)      (21,194)          826
                                   ----------   -----------   -----------   -----------   -----------
                                      114,000       170,000       476,867       483,716        59,125
                                   ----------   -----------   -----------   -----------   -----------
          Earnings (loss) before
            income taxes.........    (202,000)      495,000     1,559,837     2,800,276     2,577,723
Provision for state income
  taxes..........................      20,000        64,000        40,280        95,589        97,674
                                   ----------   -----------   -----------   -----------   -----------
          NET EARNINGS (LOSS)....  $ (222,000)  $   431,000   $ 1,519,557   $ 2,704,687   $ 2,480,049
                                   ==========   ===========   ===========   ===========   ===========

        The accompanying notes are an integral part of these statements.

INTEX AVIATION SERVICES, INC.
--------------------------------------------------------------------------------
STATEMENTS OF SHAREHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
AND THE THREE MONTH PERIOD ENDED MARCH 31, 1997 (UNAUDITED)

                                                        COMMON         RETAINED
                                                         STOCK         EARNINGS          TOTAL
                                                      -----------     -----------     -----------
BALANCE AT JANUARY 1, 1994..........................  $    11,250     $   426,915     $   438,165
  Net earnings......................................           --       2,480,049       2,480,049
  Distributions paid to shareholder.................           --      (2,208,120)     (2,208,120)
                                                      -----------     -----------     -----------
BALANCE AT DECEMBER 31, 1994........................       11,250         698,844         710,094
  Net earnings......................................           --       2,704,687       2,704,687
  Distributions paid to shareholder.................           --      (2,890,996)     (2,890,996)
                                                      -----------     -----------     -----------
BALANCE AT DECEMBER 31, 1995........................       11,250         512,535         523,785
  Net earnings......................................           --       1,519,557       1,519,557
  Distributions paid to shareholder.................           --      (1,475,526)     (1,475,526)
                                                      -----------     -----------     -----------
BALANCE AT DECEMBER 31, 1996........................  $    11,250     $   556,566     $   567,816
  Net loss..........................................           --        (222,000)       (222,000)
  Distributions paid to shareholder.................           --      (2,340,616)     (2,340,616)
                                                      -----------     -----------     -----------
BALANCE AT MARCH 31, 1997 (UNAUDITED)...............  $    11,250     $(2,006,050)    $(1,994,800)
                                                      ===========     ===========     ===========

        The accompanying notes are an integral part of these statements.

INTEX AVIATION SERVICES, INC.
--------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS

                                           FOR THE THREE MONTHS
                                              ENDED MARCH 31,             FOR THE YEARS ENDED DECEMBER 31,
                                         -------------------------    -----------------------------------------
                                            1997           1996          1996           1995           1994
                                         -----------    ----------    -----------    -----------    -----------
                                                (UNAUDITED)
OPERATING ACTIVITIES
  Net earnings (loss).................   $  (222,000)   $  431,000    $ 1,519,557    $ 2,704,687    $ 2,480,049
  Adjustments to reconcile net
    earnings (loss) to net cash
    provided by (used in) operating
    activities:
    Depreciation......................        24,014        23,650         83,784         80,255         73,122
    Changes in operating assets and
       liabilities:
       Accounts receivable............      (157,766)    1,560,911      3,853,662     (4,672,996)    (3,550,519)
       Prepaid expenses...............       384,872       297,634       (328,902)      (216,403)      (172,372)
       Accounts payable...............        79,475      (125,859)       (69,957)       (19,469)       157,686
       Accrued liabilities............      (206,240)     (239,796)      (154,742)       346,954        522,242
       Accrued state taxes............        (4,160)      (75,852)       (71,692)         4,639        (22,922)
                                          ----------     ---------     ----------     ----------     ----------
         Net cash provided by (used
           in) operating activities...      (101,805)    1,871,688      4,831,710     (1,772,333)      (512,714)
INVESTING ACTIVITIES
  Purchases of property and
    equipment -- net..................            --          (449)      (148,035)       (76,580)       (69,515)
FINANCING ACTIVITIES
  Principal payments on long-term
    debt..............................       (12,193)      (13,000)       (47,833)       (46,682)       (45,536)
  Proceeds (payments) on note payable
    to bank -- net....................       125,000      (315,000)    (2,718,000)     4,655,000      3,125,000
  Deposit on sale of contracts........     2,570,900            --             --             --             --
  Distributions paid to shareholder...    (2,340,616)     (531,087)    (1,475,526)    (2,890,996)    (2,208,120)
                                          ----------     ---------     ----------     ----------     ----------
         Net cash (used in) provided
           by financing activities....       343,091      (859,087)    (4,241,359)     1,717,322        871,344
                                          ----------     ---------     ----------     ----------     ----------
         INCREASE (DECREASE) IN CASH
           AND CASH EQUIVALENTS.......       241,286     1,012,152        442,316       (131,591)       289,115
Cash and cash equivalents at beginning
  of year.............................       733,214       290,898        290,898        422,489        133,374
                                          ----------     ---------     ----------     ----------     ----------
Cash and cash equivalents at end of
  year................................   $   974,500    $1,303,050    $   733,214    $   290,898    $   422,489
                                          ==========     =========     ==========     ==========     ==========

        The accompanying notes are an integral part of these statements.

INTEX AVIATION SERVICES, INC.
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1996, 1995 AND 1994
AND MARCH 31, 1997 AND 1996 (UNAUDITED)

NOTE A -- BACKGROUND AND SIGNIFICANT ACCOUNTING POLICIES

  Presentation

     The interim financial statements as of March 31, 1997 and 1996 and the three months then ended as included herein are unaudited. However, in the opinion of management, such information reflects all adjustments, consisting only of normal recurring accruals necessary for a fair presentation of the information shown. The interim financial statements for the periods stated and notes presented herein do not contain certain information included in the Company's annual financial statements and notes as also herein presented. Results for interim periods are not necessarily indicative of results expected for the full year.

  Revenue Recognition

     The Company recognizes revenues from services provided under contracts as those services are performed; revenues from sales of screening systems and other products are recognized when those products are shipped to customers.

  Background

     Intex Aviation Services, Inc. (the "Company"), which was incorporated as a South Carolina corporation on December 7, 1988, cleans and services airplanes and airport terminals under contracts with airlines at various locations in the United States. Approximately 92% of revenues are earned through services for a single airline. Substantially all trade accounts receivable at December 31, 1996 and 1995 were due from this customer. The Company does not generally require collateral.

     Subsequent to December 31, 1996, the Company sold to International Total Services, Inc. ("ITS") approximately 50 contracts which represented approximately 98% of sales in 1996 and 1995 and 100% of sales in 1994. The selling price of the contracts was $5,805,000, which included the assumption by ITS of $663,000 of liabilities related to the contracts. The Company received $2,571,000 cash as a down payment on March 31, 1997. The remaining amount due of $2,571,000 is payable in 105 days and is subject to adjustments based upon billings on the contracts sold during that period.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the respective assets, principally five to seven years, using accelerated methods.

  Income Taxes

     The Company's sole shareholder has elected under Subchapter S of the Internal Revenue Code and under Section 12-7-235 of the South Carolina Code of laws to include the Company's income in his own income for income tax purposes. The Company is still subject to income taxes in certain states.

     Income tax payments totaled approximately $41,000, $96,000 and $121,000 in 1996, 1995 and 1994, respectively.

  Cash Flow Statement

     For purposes of the Statement of Cash Flows, the Company considers all short-term, highly liquid investments with a maturity of three months or less to be cash equivalents.

INTEX AVIATION SERVICES, INC.
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS -- CONTINUED

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Values of Financial Instruments

     The carrying amounts of cash and cash equivalents, notes payable to banks and long-term debt approximate their fair value. Interest rates on notes payable to banks adjust monthly to market rates. The fair value of long-term debt was estimated based on the Company's current incremental borrowing rates for a similar type of arrangement.

NOTE B -- NOTES PAYABLE TO BANKS

     The Company is party to a revolving loan agreement with a bank under which it may borrow $6,000,000. Interest is payable monthly on the principal amount of advances outstanding at the bank's prime rate. The agreement is guaranteed by the Company's sole shareholder. Under the agreement, the Company has pledged substantially all of its accounts receivable and property and equipment as collateral.

     The Company is also party to a line of credit with another bank under which it may borrow up to $5,000,000. Interest is payable monthly on the principal outstanding at the bank's prime rate. The agreement is guaranteed by the Company's sole shareholder.

     Interest paid was approximately $533,000, $505,000 and $59,000 in 1996, 1995 and 1994, respectively.

NOTE C -- LONG-TERM DEBT

     Long-term debt consists of the following at December 31:

                                                                     1996          1995
                                                                   --------      --------
     Note payable to former shareholder..........................  $ 49,285      $ 65,714
     Due to former shareholder under non-compete agreement.......   101,108       132,512
                                                                   --------      --------
                                                                    150,393       198,226
     Less current maturities.....................................    48,982        47,832
                                                                   --------      --------
                                                                   $101,411      $150,394
                                                                   ========      ========

     The note payable to former shareholder is payable in quarterly installments of $4,107 plus interest at 7% per annum. The obligation arose in connection with the purchase and retirement of the Company's common stock held by the former shareholder.

     The non-compete obligation was incurred in connection with the buy-back of shares noted above and is payable in quarterly installments ranging from $8,023 to $8,817 over the non-compete period which ends on November 3, 1999.

INTEX AVIATION SERVICES, INC.
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS -- CONTINUED

     Principal maturities of long-term debt subsequent to December 31, 1996 are as follows:

        1997................................................................  $ 48,982
        1998................................................................    50,133
        1999................................................................    51,278
                                                                              --------
                                                                               150,393
        Less current portion................................................    48,982
                                                                              --------
                                                                              $101,411
                                                                              ========

NOTE D -- RELATED PARTY TRANSACTIONS

     The Company leases its corporate office from its principal shareholder under a month-to-month agreement for $2,500 per month. Rent expense under this lease totaled $30,000 in 1996, 1995 and 1994.

NOTE E -- COMMITMENTS AND CONTINGENCIES

     The Company has been named as a defendant in various lawsuits filed by certain former employees. The lawsuits include claims of race discrimination and worker's compensation. The Company believes the suits are completely without merit and intends to vigorously defend its position in each case; however, the ultimate outcome of the lawsuits cannot presently be determined. Accordingly, no provision for any liability that may result has been made in the accompanying financial statements.

A map depicting ITS's locations in the United States and its territories, and a caption indicating the number of domestic locations and the foreign countries in which the Company conducts operations.

============================================================

     NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVER OF THIS PROSPECTUS OR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                  PAGE
                                                  -----
Prospectus Summary...............................     3
Risk Factors.....................................     6
Use of Proceeds..................................    13
Dividend Policy..................................    13
Dilution.........................................    14
Capitalization...................................    15
Pro Forma Financial Data.........................    16
Selected Consolidated Financial Information......    18
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............    20
Business.........................................    25
Management.......................................    35
Certain Transactions.............................    41
Principal and Selling Shareholders...............    42
Description of Capital Shares....................    43
Shares Eligible for Future Sale..................    44
Underwriting.....................................    45
Legal Matters....................................    46
Experts..........................................    46
Additional Information...........................    47
Index to Financial Statements....................   F-1


     UNTIL                , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

============================================================

============================================================

                                2,825,000 SHARES

                                   [ITS LOGO]

                       INTERNATIONAL TOTAL SERVICES, INC.

                                 COMMON SHARES
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                               MCDONALD & COMPANY
                                SECURITIES, INC.

                                 MORGAN KEEGAN
                                & COMPANY, INC.
                                              , 1997
============================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities offered hereby. Except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee, all amounts are estimates.


    Securities and Exchange Commission Registration Fee......................  $   11,814
    The Nasdaq Stock Market Listing Fee......................................      33,130
    National Association of Securities Dealers, Inc. Filing Fee..............       4,399
    Blue Sky Fees and Expenses (including counsel)...........................      10,000
    Printing and Engraving Expenses..........................................     250,000
    Accounting Fees and Expenses.............................................     250,000
    Legal Fees and Expenses..................................................     325,000
    Director and Officer Liability Insurance.................................     250,000
    Transfer Agent's and Registrar's Fees and Expenses.......................       5,000
    Miscellaneous............................................................      60,657
                                                                               ----------
         Total...............................................................  $1,200,000
                                                                               ==========



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The Code of Regulations of the Company provides for indemnification of any director, officer or employee in certain instances, as permitted under Section 1701.13(E) of the Ohio Revised Code, against expenses, judgments, decrees, fines, penalties or amounts paid in settlement in connection with the defense of any action, suit or proceeding, criminal or civil, to which he was, is or may be a party by reason of his status as such director, officer or employee.

     A director, officer or employee is entitled to indemnification only if a determination is made (i) by the directors of the Company acting at a meeting at which a quorum consisting of directors who neither were nor are parties to or threatened with any such action, suit or proceeding is present, (ii) if such a quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel, (iii) by the shareholders or (iv) by the Court of Common Pleas or the court in which such action, suit or proceeding was brought, that such director, officer or employee (a) was not, and has not been adjudicated to have been, negligent or guilty of misconduct in the performance of his duty to the Company, (b) acted in good faith and in a manner he reasonably believed to be in the best interest of the Company and (c) in any matter the subject of a criminal action, suit or proceeding, had no reasonable cause to believe that his conduct was unlawful.

     Additionally, Section 1701.13(E)(5)(a) of the Ohio Revised Code provides that, unless prohibited by specific reference in a corporation's articles of incorporation or code of regulations, a corporation shall pay a director's expenses, including attorneys' fees, incurred in defending an action, suit or proceeding brought against a director in such capacity, whether such action, suit or proceeding is brought by a third party or by or in the right of the corporation, provided the director delivers to the corporation an undertaking to
(a) repay such amount if it is proved in a court of competent jurisdiction that his action or failure to act was undertaken with deliberate intent to injure the corporation or with reckless disregard for the best interests of the corporation and (b) reasonably cooperate with the corporation in such action, suit or proceeding.

     Section 1701.13(E)(7) of the Ohio Revised Code provides that a corporation may purchase insurance or furnish similar protection for any director, officer or employee against any liability asserted against him in any such capacity, whether or not the corporation would have power to indemnify him under Ohio law. Such insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

ITEM 15.  SALES OF UNREGISTERED SECURITIES

     The Company issued 0.50 Common Shares to each of four employees on March 31, 1995 and 0.50 Common Shares to each of four employees on March 31, 1996. The Company also issued 2.00 Common Shares to one employee and 0.75 Common Shares to two employees on November 27, 1996. Each issuance was made in consideration of services rendered to the Company, was valued at $57,870 per Common Share, and was made in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933. The Company issued 0.32 Common Shares to Robert A. Weitzel, its Chief Executive Officer, in a merger transaction effective March 31, 1997, in exchange for his 75% interest in NBC Leasing, Inc., a former provider of leasing services to the Company. This issuance was valued at $117,000 per Common Share and was made in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933.

     The numbers and per share values of Common Shares set forth above do not give effect to the 12,892.62 for 1 share split described in the Prospectus included in this registration statement.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. The following is a list of exhibits in this Registration Statement.


         EXHIBIT NO.                                     DESCRIPTION
         -----------    ------------------------------------------------------------------------------
           *  1         Form of Underwriting Agreement.
              3.1(i)    Amended and Restated Articles of Incorporation of the Registrant.
             3.1(ii)    Code of Regulations of the Registrant.
              3.2       Form of Amended and Restated Code of Regulations of the Registrant.
           *  4         Specimen Certificate representing Common Shares.
           *  5         Opinion of Counsel to the Registrant.
             10.1       Asset Purchase Agreement dated as of March 7, 1997, between the Company and
                        Intex Aviation Services, Inc.
             10.2       Third Amended And Restated Consolidated Replacement Credit Facility And
                        Security Agreement, dated as of March 31, 1997, by and between Bank One,
                        Cleveland, N.A., and the Company.
             10.3       Term Promissory Note, dated March 31, 1997, by the Company to Bank One,
                        Cleveland, N.A.
             10.4       Revolving Promissory Note, dated March 31, 1997 by the Company to Bank One,
                        Cleveland, N.A.
             10.5       Note Purchase Agreement, dated as of November 25, 1996, by and among Seidler
                        Capital Partners L.P. and the Company.
             10.6       First Amendment to Note Purchase Agreement, dated as of March 31, 1997, by and among the Company and Seidler Capital Partners L.P.
             10.7       Promissory Note, dated November 25, 1996, by the Company to Seidler Capital
                        Partners L.P.
             10.8       Employment Agreement between the Company and Robert A. Weitzel.
             10.9       Employment Agreement between the Company and James D. Singer.
           * 10.10      Employment Agreement between the Company and Robert A. Swartz.
           * 10.11      Employment Agreement between the Company and Scott E. Brewer.
             10.12      Buy/Sell Agreement dated as of March 1, 1995 between the Company and Gene
                        Empey.
             10.13      Buy/Sell Agreement dated as of January 26, 1996 between the Company and Scott
                        Brewer.
             10.14      Buy/Sell Agreement dated as of January 26, 1996 between the Company and Bob
                        Swartz.
             10.15      Buy/Sell Agreement dated as of November 27, 1996 between the Company and Bob
                        Swartz.
             10.16      Buy/Sell Agreement dated as of February 27, 1997 between the Company and Scott
                        Brewer.
             10.17      Buy/Sell Agreement dated as of February 27, 1997 between the Company and Bob
                        Swartz.
             10.18      International Total Services, Inc. Directors' Deferred Compensation Plan.
             10.19      International Total Services, Inc. Long Term Incentive Plan.
             10.20      Form of Agreement for Airport Security Services, dated October 1, 1996, by and between the Company and Delta Air Lines, Inc.
             10.21      Form of Agreement for Skycap Services, dated October 1, 1996, by and between the Company and Delta Airlines, Inc.
             10.22      Form of Ground Services Agreement, dated December 1, 1996, by and between the
                        Company and Delta Airlines, Inc.
             10.23      Passenger Screening and Airport Security Agreement, dated January 1, 1982, by and between USAir, Inc. and the Company.
             10.24      Agreement for Preboard Screening Services, dated October 1, 1990, by and between the Company and Continental Airlines, Inc.
             10.25      Core Agreement for Skycap and Wheelchair Services, dated October 1, 1990, by and between the Company and Continental Airlines, Inc.

         EXHIBIT NO.                                     DESCRIPTION
         -----------    ------------------------------------------------------------------------------
               10.26    Form of Agreement for Skycap and Baggage Handling Services by and between the
                        Company and United Airlines.
               10.27    Form of Agreement for Preboard Screening Services by and between the Company and United Airlines.
               10.28    Form of Agreement for Airport Security and Screening Services by and between the Company and Southwest Airlines Co.
               10.29    Form of Aircraft Cleaning Services Agreement by and between the Company and
                        Southwest Airlines Co.
               10.30    Form of Agreement to Provide Skycap Services by and between the Company and
                        Southwest Airlines Co.
               10.31    Form of Contract for Pre-Departure Screening Services by and between the
                        Company and US Airways, Inc.
               10.32    Agreement, dated December 1, 1984, by and between the Company and USAir, Inc.
               10.33    Core Agreement for Baggage Search and Passenger Inspection, dated March 15,
                        1990, by and between the Company and Trans World Airlines, Inc.
                11.1    Statement Regarding Computation of Per Share Earnings of International Total
                        Services, Inc.
                11.2    Statement Regarding Computation of Per Share Earnings of Intex Aviation
                        System, Inc.
                  16    Letter from Ernst & Young LLP Regarding Change in Certifying Accountant.
                  21    Subsidiaries of the Registrant.
               *23.1    Consent of Grant Thornton LLP.
                23.2    Consent of Counsel to the Registrant (included in Exhibit 5).
                  24    Powers of Attorney (included on page II-5).
                  27    Financial Data Schedule.
                99.1    Consent of Ivan J. Winfield.
                99.2    Consent of Lee C. Howley, Jr.
                99.3    Consent of Jerry V. Jarrett.


     (b) Financial Statement Schedule:

        SCHEDULE
         NUMBER                           DESCRIPTION OF DOCUMENT                          PAGE
        --------  -----------------------------------------------------------------------  ----
                  Auditors Report on Financial Statement Schedule                          S-1
           II     Valuation and Qualifying Accounts                                        S-2

---------------


* Filed herewith.


ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of that time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 28th day of August, 1997.


                                          INTERNATIONAL TOTAL SERVICES, INC.

                                          By:   /s/  ROBERT A. WEITZEL

                                            ------------------------------------
                                              Robert A. Weitzel, Chairman of the
                                              Board and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                                TITLE                          DATE
-----------------------------------  ---------------------------------------    ---------------

      /s/  ROBERT A. WEITZEL         Chairman of the Board, Chief Executive     August 28, 1997
-----------------------------------  Officer and Director (Principal
         Robert A. Weitzel           Executive Officer)
       /s/  ROBERT A. SWARTZ         Chief Financial Officer (Principal         August 28, 1997
-----------------------------------  Financial Officer and Principal
         Robert A. Swartz            Accounting Officer)

                 *                   Director                                   August 28, 1997
-----------------------------------
           Jean Weitzel

       /s/  JAMES O. SINGER          Director                                   August 28, 1997
-----------------------------------
          James O. Singer



    /s/ ROBERT A. WEITZEL

---------------------------------
* By Robert A. Weitzel, as
attorney-in-fact

                                  EXHIBIT LIST


EXHIBIT NO.                                      DESCRIPTION
-----------   ----------------------------------------------------------------------------------
  *  1        Form of Underwriting Agreement.
     3.1(i)   Amended and Restated Articles of Incorporation of the Registrant.
    3.1(ii)   Code of Regulations of the Registrant.
     3.2      Form of Amended and Restated Code of Regulations of the Registrant.
  *  4        Specimen Certificate representing Common Shares.
  *  5        Opinion of Counsel to the Registrant.
    10.1      Asset Purchase Agreement dated as of March 7, 1997, between the Company and Intex
              Aviation Services, Inc.
    10.2      Third Amended And Restated Consolidated Replacement Credit Facility And Security
              Agreement, dated as of March 31, 1997, by and between Bank One, Cleveland, N.A., and the Company.
    10.3      Term Promissory Note, dated March 31, 1997, by the Company to Bank One, Cleveland,
              N.A.
    10.4      Revolving Promissory Note, dated March 31, 1997 by the Company to Bank One,
              Cleveland, N.A.
    10.5      Note Purchase Agreement, dated as of November 25, 1996, by and among Seidler
              Capital Partners L.P. and the Company.
    10.6      First Amendment to Note Purchase Agreement, dated as of March 31, 1997, by and among the Company and Seidler Capital Partners L.P.
    10.7      Promissory Note, dated November 25, 1996, by the Company to Seidler Capital
              Partners L.P.
    10.8      Employment Agreement between the Company and Robert A. Weitzel.
    10.9      Employment Agreement between the Company and James D. Singer.
  * 10.10     Employment Agreement between the Company and Robert A. Swartz.
  * 10.11     Employment Agreement between the Company and Scott E. Brewer.
    10.12     Buy/Sell Agreement dated as of March 1, 1995 between the Company and Gene Empey.
    10.13     Buy/Sell Agreement dated as of January 26, 1996 between the Company and Scott
              Brewer.
    10.14     Buy/Sell Agreement dated as of January 26, 1996 between the Company and Bob
              Swartz.
    10.15     Buy/Sell Agreement dated as of November 27, 1996 between the Company and Bob
              Swartz.
    10.16     Buy/Sell Agreement dated as of February 27, 1997 between the Company and Scott
              Brewer.
    10.17     Buy/Sell Agreement dated as of February 27, 1997 between the Company and Bob
              Swartz.
    10.18     International Total Services, Inc. Directors' Deferred Compensation Plan.
    10.19     International Total Services, Inc. Long Term Incentive Plan.
    10.20     Form of Agreement for Airport Security Services, dated October 1, 1996, by and between the Company and Delta Air Lines, Inc.
    10.21     Form of Agreement for Skycap Services, dated October 1, 1996, by and between the
              Company and Delta Airlines, Inc.
    10.22     Form of Ground Services Agreement, dated December 1, 1996, by and between the
              Company and Delta Airlines, Inc.
    10.23     Passenger Screening and Airport Security Agreement, dated January 1, 1982, by and between USAir, Inc. and the Company.
    10.24     Agreement for Preboard Screening Services, dated October 1, 1990, by and between the Company and Continental Airlines, Inc.
    10.25     Core Agreement for Skycap and Wheelchair Services, dated October 1, 1990, by and between the Company and Continental Airlines, Inc.
    10.26     Form of Agreement for Skycap and Baggage Handling Services by and between the
              Company and United Airlines.
    10.27     Form of Agreement for Preboard Screening Services by and between the Company and
              United Airlines.
    10.28     Form of Agreement for Airport Security and Screening Services by and between the
              Company and Southwest Airlines Co.

EXHIBIT NO.                                      DESCRIPTION
-----------   ----------------------------------------------------------------------------------
      10.29   Form of Aircraft Cleaning Services Agreement by and between the Company and
              Southwest Airlines Co.
      10.30   Form of Agreement to Provide Skycap Services by and between the Company and
              Southwest Airlines Co.
      10.31   Form of Contract for Pre-Departure Screening Services by and between the Company and US Airways, Inc.
      10.32   Agreement, dated December 1, 1984, by and between the Company and USAir, Inc.
      10.33   Core Agreement for Baggage Search and Passenger Inspection, dated March 15, 1990, by and between the Company and Trans World Airlines, Inc.
       11.1   Statement Regarding Computation of Per Share Earnings of International Total
              Services, Inc.
       11.2   Statement Regarding Computation of Per Share Earnings of Intex Aviation Systems,
              Inc.
         16   Letter from Ernst & Young LLP Regarding Change in Certifying Accountant.
         21   Subsidiaries of the Registrant.
      *23.1   Consent of Grant Thornton LLP.
       23.2   Consent of Counsel to the Registrant (included in Exhibit 5).
         24   Powers of Attorney (included on page II-5).
         27   Financial Data Schedule.
       99.1   Consent of Ivan J. Winfield.
       99.2   Consent of Lee C. Howley, Jr.
       99.3   Consent of Jerry V. Jarrett.


---------------

* Filed herewith.

        REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULES

Shareholders and Board of Directors
International Total Services, Inc. and Subsidiaries

In connection with our audit of the financial statements of International Total Services, Inc. referred to in our report dated May 9, 1997, we have also audited
Schedule II for each of the three years in the period ended March 31, 1997. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

                                          GRANT THORNTON LLP

Cleveland, Ohio
May 9, 1997

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

              INTERNATIONAL TOTAL SERVICES, INC. AND SUBSIDIARIES

               For the years ended March 31, 1995, 1996 and 1997

                                                               COLUMN C
                                                        ----------------------
                                                              ADDITIONS
                                           COLUMN B    ------------------------
                                           BALANCE                                             COLUMN E
                                              AT          (1)           (2)                    BALANCE
                                           BEGINNING   CHARGED TO    CHARGED TO                 AT END
                    COLUMN A                  OF       COSTS AND       OTHER       COLUMN D       OF
YEAR              DESCRIPTION               PERIOD      EXPENSES      ACCOUNTS     DEDUCTIONS   PERIOD
-----   --------------------------------   --------    ----------    ----------    --------    --------
1995    Allowance for doubtful accounts    $100,000     $ 89,000                   $ 89,000    $100,000
1996    Allowance for doubtful accounts    $100,000     $111,000                   $111,000    $100,000
1997    Allowance for doubtful accounts    $100,000     $ 57,000                   $ 57,000    $100,000

                                       S-2